UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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PROXY STATEMENT
1675 Broadway, Suite 2600
Denver, CO 80202
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
to be held May 15, 2019
Dear Shareholder:

You are cordially invited to attend the 2019 annual meeting of shareholders of SRC Energy Inc. (the “Company”), which will be held on May 15, 2019, at 8:00 a.m., Mountain Time, at The Grand Hyatt, 1750 Welton Street, Denver, Colorado 80202, for the following purposes:

1.	To elect the nominees named in the accompanying proxy statement as members of the Company’s Board of Directors;

2.	To approve a non-binding, advisory vote on executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2019; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.
All shareholders are invited to attend the meeting. Shareholders of record at the close of business on March 22, 2019, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present your proxy, voter instruction card, or meeting notice for admission.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on May 15, 2019. The proxy materials for the annual meeting are available electronically at http://materials.proxyvote.com/78470V.
The Board of Directors recommends that shareholders vote for each proposal. Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope, or vote by telephone or online following the instructions on the proxy.
On behalf of the Board of Directors, we would like to express our appreciation for your continued support of the Company.

By Order of the Board of Directors

Very truly yours,

/s/ Lynn A. Peterson
Lynn A. Peterson
Chief Executive Officer

TABLE OF CONTENTS
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PROXY STATEMENT FOR THE
2019 ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are being furnished to you by the Board of Directors (the “Board”) of SRC Energy Inc., a Colorado corporation (“we,” “us,” “SRC” or the “Company”), in connection with its solicitation of proxies for the Company’s Annual Meeting of Shareholders to be held on May 15, 2019, at 8:00 a.m., Mountain Time, at The Grand Hyatt, 1750 Welton Street, Denver, Colorado 80202, and at any adjournments or postponements thereof (the “Annual Meeting”). In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other persons holding common stock on behalf of beneficial owners will be requested to solicit proxies or authorizations from beneficial owners. We will bear all costs incurred in connection with the preparation, assembly and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks and other nominees, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock.
This proxy statement and the enclosed proxy card are expected to be first sent to our shareholders on or about March 29, 2019. The proxy materials are also available at http://materials.proxyvote.com/78470V.
All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in such proxies. Where no instructions are given, shares will be voted “FOR” the election of the director nominees named herein (Proposal No. 1), “FOR” the non-binding, advisory vote on executive compensation (Proposal No. 2), and “FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 3).
A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the Annual Meeting or by delivering to the Company’s corporate secretary either an instrument of revocation or an executed proxy bearing a later date.
QUESTIONS AND ANSWERS ABOUT THE
ANNUAL MEETING AND PROCEDURAL MATTERS
Why am I receiving these proxy materials?
The Board is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting to be held May 15, 2019 at 8:00 a.m., Mountain Time, for the purposes of considering and acting upon the matters set forth in this Proxy Statement.
What is the purpose of the Annual Meeting?
The purpose of the Annual Meeting is to vote on the following matters:

1.	To elect the nominees named herein as members of the Company’s Board;

2.	To approve a non-binding, advisory vote on executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2019; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Am I entitled to vote at the Annual Meeting?
Shareholders of record on March 22, 2019, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting. As of the close of business on March 22, 2019, there were 243,317,326 outstanding shares of common stock entitled to vote at the Annual Meeting, with each share of common stock entitling the holder of record on such date to one vote.
Where is the Annual Meeting being held?
The Annual Meeting will be held at The Grand Hyatt, 1750 Welton Street, Denver, Colorado 80202.
What is the difference between holding shares as a “shareholder of record” and holding shares as “beneficial owner” (or in “street name”)?
Most shareholders are considered “beneficial owners” of their shares (sometimes also referred to as shares held in “street name”), which means that they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.
Shareholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “shareholder of record” with respect to those shares. As a shareholder of record, you have the right to grant your voting proxy directly to us by submitting your vote by mail or telephone or via the Internet, or to vote in person at the Annual Meeting. For additional information, please see “What are the different methods that I can use to vote my shares of common stock?” below.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and the proxy materials are being forwarded to you by your broker, bank or nominee. As a beneficial owner, you have the right to direct your broker, bank or nominee as to how to vote your shares if you follow the instructions you receive from that firm. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the Annual Meeting.
What is a “broker non-vote”?
If you are a beneficial owner of your shares, you will receive material from your broker, bank or other nominee asking how you want to vote and informing you of the procedures to follow in order for you to vote your shares. If the nominee does not receive voting instructions from you, it may vote only on proposals that are considered “routine” matters under applicable rules. A nominee’s inability to vote because it lacks discretionary authority to do so is commonly referred to as a “broker non-vote.” For a description of the effect of broker non-votes on each proposal to be made at the Annual Meeting, see “What vote is required to approve each proposal?” below. Proposal No. 3, relating to the ratification of our independent registered accounting firm, is considered routine for the purposes of this rule.

What are the different methods that I can use to vote my shares of common stock?
Shareholder of Record: If you are a shareholder of record, there are several ways for you to vote your shares, as follows:

•
By Telephone or Via the Internet: Shareholders of record can vote their shares by telephone at (800) 690-6903 or via the Internet at www.proxyvote.com by following the instructions provided in the enclosed proxy card. Shareholders of record who vote by telephone or via the Internet need not return a proxy card by mail.

•	By Written Proxy: Shareholders of record can vote their shares by marking, signing and timely returning the enclosed proxy card.

•
In Person: All shareholders of record may vote in person at the Annual Meeting. For those planning to attend in person, we also recommend submitting a proxy card or voting by telephone or via the Internet to ensure that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owner: If you are a beneficial owner, you should have received voting instructions from your broker, bank or other nominee. Beneficial owners must follow the voting instructions provided by their nominee in order to direct the nominee as to how to vote their shares. The availability of telephone and Internet voting depends on the voting process of such nominee. Beneficial owners must obtain a legal proxy from their nominee prior to the Annual Meeting in order to vote in person.
What are my voting rights as a shareholder?
Shareholders are entitled to one vote for each share of our common stock that they own as of the record date.
Can I revoke or change my vote?
Yes. If you are a shareholder of record, you may revoke or change your vote before the proxy is exercised by filing with our Secretary a notice of revocation, delivering to us a new proxy, or by attending the Annual Meeting and voting in person. Shareholders of record who vote via the Internet or by telephone may change their votes by re-voting by those means. If you are a beneficial owner, you must follow instructions provided by your broker, bank or other nominee. A shareholder’s last timely vote, whether via the Internet, by telephone or by mail, is the one that will be counted.
What constitutes a quorum?
Shareholders representing one-third of the outstanding shares entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted towards a quorum. At the close of business on March 22, 2019, the record date for the Annual Meeting, there were 243,317,326 shares of our common stock outstanding.
What are the Board’s recommendations?
Our Board recommends a vote:

•	“FOR” the election of the director nominees named herein (Proposal No. 1),

•	“FOR” the non-binding, advisory vote on executive compensation (Proposal No. 2), and

•	“FOR” the ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2019 (Proposal No. 3).
If any other matters are brought before the Annual Meeting, the proxy holders will vote as recommended by our Board. If no recommendation is given, the proxy holders will vote in their discretion.
What vote is required to approve each proposal?
You may vote “FOR” or “WITHHOLD” authority to vote on Proposal No. 1, relating to the election of directors. Members of the Board are elected by a plurality of votes cast. This means that the six nominees who receive the largest number of “FOR” votes cast will be elected. While directors are elected by a plurality of votes cast, our Board has adopted a majority voting policy which provides for majority voting for directors in uncontested elections. Under our majority voting policy, any incumbent director nominee who receives a greater number of “WITHHOLD” votes than “FOR” votes with respect to his or her election at the Annual Meeting shall tender his or her resignation promptly after the final vote. Our Board, within 90 days of receiving the certified voting results pertaining to the election, will decide whether to accept the resignation of any unsuccessful incumbent, or whether other action should be taken, through a process managed by the Nominating and Governance Committee. In reaching its decision, the Board may consider any factors it deems relevant, including the stated reasons, if any, why shareholders withheld their votes, possible alternatives for curing such underlying cause of withheld votes, the director’s tenure, the director’s qualifications, the director’s past and expected future contributions to us, the overall composition of the Board, and whether accepting the tendered resignation would cause us to fail to meet any applicable rule or regulation, including NYSE American listing standards and Securities and Exchange Commission (“SEC”) regulations. The Board will promptly disclose the decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation, if applicable) in a document filed with the SEC. There is no cumulative voting for directors.
You may vote “FOR” or “AGAINST” Proposal No. 2, or you may abstain from voting on the proposal, which relates to the non-binding, advisory vote on executive compensation. Proposal No. 2 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal, although such vote will not be binding on the Company.
You may vote “FOR” or “AGAINST” Proposal No. 3, or you may abstain from voting on the proposal, which relates to the ratification of Deloitte & Touche LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2019. Proposal No. 3 will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal.
Abstentions and broker non-votes will have no effect on the outcome of the vote on any of the proposals.
Do I have appraisal rights in connection with either proposal?
No action is proposed at the Annual Meeting for which the laws of the State of Colorado or other applicable law provides a right of our shareholders to dissent and obtain appraisal of or payment for such shareholders’ common stock.
Who can help answer my questions?
If you need assistance in voting by telephone or over the Internet or completing your proxy card, or have questions regarding the Annual Meeting, please contact:

Corporate Secretary
SRC Energy Inc.
1675 Broadway, Suite 2600
Denver, Colorado 80202
(720) 616-4300
corpsecretary@srcenergy.com

2018 PERFORMANCE SUMMARY

At the Annual Meeting, shareholders will be asked to vote on a non-binding proposal regarding the Company’s executive compensation.  While this proposal is described in more detail in Proposal No. 2, the following provides a brief summary of certain factors the Board considers relevant to this matter.

2018 Performance Overview

Throughout 2018, SRC continued its efforts to increase shareholder value and maintain our competitiveness through operational proficiency and a strong leadership structure. Some of the key initiatives and significant accomplishments reflected in our operational and financial performance during the year include the following:

•	Key strategic initiatives

o
We integrated and continued development of the 2017 acquisition of Greeley Crescent II acreage (the “GCII Acquisition”) which added approximately 30,200 net acres and over 600 gross drilling locations to our existing leasehold.

o	We closed on the final component of the GCII Acquisition which consisted of operated wells and related production.

o	We executed on transactions to further consolidate our leasehold and increase our working interest ownership in existing and future operations.

o
We maintained a strong capital structure by financing our capital needs largely through internally generated cash flows. Our total debt, net of cash, at the end of 2018 was approximately $695.4 million while our 2018 net income and EBITDA were $260.0 million and $487.9 million, respectively. This resulted in a ratio of net debt to EBITDA of 1.4X as compared to 1.8X at the end of 2017.*

o
We continued to ensure our ability to fund our capital investment program by maintaining ample financial liquidity. We ended 2018 with $49.6 million in cash and $305 million available on our revolving credit facility, which has a borrowing base of $650 million and aggregate elected commitments of $500 million.

•	Operational results

o
Our 2018 capital program resulted in the investment of approximately $584 million in a high-return drilling and completion program that resulted in an increase in the Company’s oil and gas production to 50.5 MBOE per day, a year over year increase of 48% from 2017.

o	During 2018, we continued to operate two drilling rigs along with the related completion crews. This effort resulted in 95 operated wells turned to sales during the year.

o	On a debt-adjusted per-share basis, our production increased 12.6% from 2017, further illustrating the addition of value for the Company’s shareholders.

•	Economic returns on capital and development costs

o
The Company’s investments resulted in a 23.8% cash return on average capital employed for 2018, and 18.0% for the cumulative three-year period ending December 31, 2018, which was accomplished while growing the Company’s assets to $2.8 billion as of December 31, 2018, from $672.6 million as of the end of 2015. *

o	The Company’s properties have continued to demonstrate well-level returns substantially in excess of the cost of capital.

o	Proved oil and gas reserves grew to 305.7 MMBOE at year-end 2018 from 226.7 MMBOE at year-end 2017, a 35% increase.

•	Total shareholder return (“TSR”)

o
TSR has been favorable relative to our compensation peer group despite the impacts of regulatory uncertainty in Colorado and in a period where much of the industry has seen a significant loss in shareholder value due to the impacts of external market factors, including volatile commodity prices.

o	We ranked at the median among the twenty-three companies in our 2018 compensation peer group, and similar to the S&P SmallCap 600 Energy Index, for one-year TSR.

o	We ranked sixth among the nineteen companies in our 2018 compensation peer group for which there was sufficient data, and better than the S&P SmallCap 600 Energy Index, for five-year TSR.

o	SRC’s TSR results for these periods have been achieved despite large scale asset and operational expansion and the related capital markets transactions necessary to fund this repositioning.

•	Safety, Environmental and Community Stewardship

o	During 2018, we had two recordable safety incidents related to our employees on our locations.

o	Our safety and environmental efforts also involve collaboration with our contractors to help ensure a safe workplace while minimizing our impact on our neighbors.

o	We have continued to add professional staff focused on safety and environmental matters with a strong emphasis on prevention, accountability and timely, accurate reporting.

o	We value our position in the communities in which we operate. In 2018, we continued to focus on local needs through charitable giving campaigns and volunteer opportunities for our employees.

•	Management, personnel and compensation practices

o	In 2018, we continued to focus on further enhancing the Company’s capabilities through additions to our technical, operational and safety teams commensurate with our increase in operational scale.

o
We refined our compensation structures further in 2018 to better align with our pay for performance philosophy, while emphasizing the Company’s key strategic goals, value creation, and rewarding economic decision-making. Towards that goal,

▪	More than three-quarters of total direct compensation paid to the Company’s named executive officers is performance-based;

▪	We have utilized performance goals to link executive compensation to achievement of corporate goals; and

▪	Our long-term compensation is structured to align with shareholder value creation by subjecting significant portions of the long-term equity incentive awards to performance-based vesting.

•	Enhanced Corporate Governance Practices

o	In 2018, we enhanced our corporate governance practices by adopting Corporate Governance Guidelines.

o	The independent members of our Board elected a lead independent director, and we formalized the role of lead independent director in our Corporate Governance Guidelines.

* See Appendix A for a reconciliation of non-GAAP financial measures.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
As of the date of this Proxy Statement and as permitted by the Company’s bylaws, the Board consists of six directors. The Nominating and Governance Committee and the Board have nominated each current director, i.e., Messrs. Peterson, McElhaney, Aydin, Kelly and Korus and Ms. Zucker, for re-election. Each candidate elected will serve a one-year term, subject to such person’s earlier resignation or removal.

The appointed proxies will vote your shares in accordance with your instructions and for the election of the director nominees unless you withhold your authority to vote for one or more of them. The Board does not contemplate that any of the director nominees will become unavailable for any reason; however, if any director is unable to stand for election, the Board may reduce its size or select a substitute. Your proxy cannot otherwise be voted for a person who is not named in this Proxy Statement as a candidate for director or for a greater number of persons than the number of director nominees named. There is no cumulative voting for directors.

Executive Officers and Directors

Our executive officers as of the date of the Proxy Statement and director candidates are listed below. Our directors are generally elected at our annual shareholders’ meeting and hold office until the next annual shareholders’ meeting or until their successors are elected and qualified.  Our executive officers are appointed by the Board and serve at its discretion.

Name	Age	Position
Lynn A. Peterson	65	Chief Executive Officer, President and Chairman
James P. Henderson	53	Executive Vice President and Chief Financial Officer
Cathleen M. Osborn	66	Executive Vice President, General Counsel and Secretary
Michael J. Eberhard	61	Executive Vice President and Chief Operations Officer
Nicholas A. Spence	60	Executive Vice President and Chief Development Officer
Raymond E. McElhaney	62	Director
Jack N. Aydin	78	Director
Daniel E. Kelly	60	Director
Paul J. Korus	62	Director
Jennifer S. Zucker	48	Director

Lynn A. Peterson – Mr. Peterson joined the Company in May 2015 and currently serves as the Chairman of the Board, Chief Executive Officer and President. He was a co-founder of Kodiak Oil & Gas Corporation (“Kodiak”), and served Kodiak as a director (2001-2014) and as its President, Chief Executive Officer (2002-2014) and Chairman of the Board (2011-2014) until its acquisition by Whiting Petroleum Corporation in December 2014. Mr. Peterson served as a director of Whiting Petroleum Corporation from December 2014 to June 2015. Mr. Peterson has been a member of the board of directors of Denbury Resources Inc. since May 2017 and serves as Vice Chairman of the Executive Board of the Colorado Oil and Gas Association. Mr. Peterson has over 35 years of industry experience. He graduated from the University of Northern Colorado with a Bachelor of Science in Accounting.

James P. Henderson – Mr. Henderson joined the Company in August 2015 and currently serves as Executive Vice President and Chief Financial Officer. He was the Chief Financial Officer of Kodiak from 2007 to 2014 until its acquisition by Whiting Petroleum Corporation in December 2014. Mr. Henderson has over

25 years of industry experience and holds a Bachelor’s degree in Accounting from Texas Tech University and a Master of Business Administration degree from Regis University.

Cathleen M. Osborn – Ms. Osborn joined the Company in August 2015 and currently serves as Executive Vice President, General Counsel and Secretary. Her background includes over 30 years of corporate and transactional work in the energy industry. Prior to joining the Company, Ms. Osborn served as Deputy General Counsel for Whiting Petroleum Corporation from December 2014 through August 2015, and as General Counsel for Kodiak from 2011 through December 2014. Ms. Osborn received her Juris Doctor degree from the University of Denver School of Law.

Michael J. Eberhard – Mr. Eberhard joined the Company in August 2015 as Vice President – Completions and was named Vice President and Chief Operations Officer in June 2016. Mr. Eberhard’s title was changed to Executive Vice President and Chief Operations Officer in May 2018. Mr. Eberhard has over 35 years of industry experience focused on field development optimization. Before joining the Company, he served as Completions Manager for Anadarko Petroleum’s DJ Basin program, a position he held from July 2011 to July 2015. From 1981 to 2011 he worked for Halliburton Energy Services in various sales and technical roles, including as Regional Technical Manager from May 2004 to July 2011. Mr. Eberhard is a registered Professional Engineer in the State of Colorado. He graduated from Montana State University. He served on the Society of Petroleum Engineers Board of Directors from 2012 to 2015. He has authored or co-authored several Society of Petroleum Engineers papers and industry articles. He also holds a U.S. Patent for 3D seismic data conversion.

Nicholas A. Spence – Mr. Spence joined the Company in October 2015 as Vice President – Drilling and was named Vice President and Chief Development Officer in June 2016. Mr. Spence’s title was changed to Executive Vice President and Chief Development Officer in May 2018. Mr. Spence worked for Anadarko Petroleum from January 2011 until September 2015 in a variety of roles focused on operations in the Rocky Mountain region including Completions Manager (May 2015 to September 2015), Drilling Engineering Manager (from January 2011 to November 2013 and from May 2014 to May 2015), and Engineering Manager (December 2013 to May 2014). Mr. Spence began his career with Union Pacific Resources in 1989. Mr. Spence holds a Bachelor of Science in Petroleum Engineering from the Colorado School of Mines.

Raymond E. McElhaney – Mr. McElhaney has served as a director since May 2005 and as our lead independent director since May 2018.  Since January 2013, he has been the President of Longhorn Investments, LLC, a private financial company. From 1990 to 2012, Mr. McElhaney was the President of MCM Capital Management Inc., a privately held financial management company. Mr. McElhaney was a former officer and director of Wyoming Oil and Minerals from 2002 to 2005 and a director of United States Exploration, Inc. from 1990 to 1992. Mr. McElhaney received his Bachelor of Science Degree in Business Administration from the University of Northern Colorado in 1978.

Jack N. Aydin – Mr. Aydin has been one of our directors since July 2014.  Mr. Aydin was employed as an analyst by KeyBanc Capital Markets from 1973 until July 2014, most recently serving as Senior Managing Director since April 2002. With KeyBanc, Mr. Aydin concentrated his analyst coverage on integrated oil companies and the exploration and production sector and, for the latter part of his tenure, focused in particular on small to mid-cap exploration and production companies.  Mr. Aydin was a member of the board of directors of Rex Energy Corporation from 2015 to October 2018. Mr. Aydin is a member of the National Association of Petroleum Investment Analysts.  Mr. Aydin holds an M.B.A. degree in finance and economics, as well as a Bachelor of Science degree in Business Administration, from Fairleigh Dickinson University in New Jersey, and a Bachelor of Science degree in Philosophy from St. Ephraim College in Mosul, Iraq.

Daniel E. Kelly – Mr. Kelly has been one of our directors since February 2016. Mr. Kelly is currently President and director of Santa Rita Resources LLC and Chief Operating Officer of HRM Resources III, LLC. Mr. Kelly retired from Noble Energy, Inc. in March 2015, where he served as Vice President of Regional Strategy and Planning from June 2014 to March 2015. In that role, he focused on governmental and industry relations and community engagement in the DJ Basin, and served on Governor Hickenlooper’s task force on oil and gas development issues. He served as Noble’s Vice President of Operations for the DJ Basin from June 2008 to May 2014, and as a Business Unit Manager in the DJ Basin for Noble from January 2006 to May 2008. Prior to that, he served in various engineering, operational and management roles for Noble and other oil and gas companies beginning in 1982. He holds a B.S. in Petroleum Engineering from the Colorado School of Mines.

Paul J. Korus – Mr. Korus has been one of our directors since June 2016. Mr. Korus was the Senior Vice President and Chief Financial Officer of Cimarex Energy Co. from September 2002 until his retirement in 2015, and held the same positions with its predecessor, Key Production Company, from 1999 through 2002. Mr. Korus has been a director of Antero Resources Corporation since December of 2018, and became chair of its audit committee in January 2019. Mr. Korus was a member of the board of directors and audit committee chairman of Antero Midstream Partners LP from January 2019 until its merger with Antero Midstream GP LP in March 2019. His previous experience also includes approximately five years as an oil and gas research analyst at an investment banking firm. He began his oil and gas career in 1982 with Apache Corporation where he held positions in corporate planning, information technology and investor relations. Mr. Korus graduated from the University of North Dakota (“UND”) with a Bachelor of Science in Economics, and also earned a Master of Science in Accounting there. Mr. Korus is a former CPA. Since 2011, Mr. Korus has served on the UND College of Business and Public Administration Alumni Advisory Council and is currently its chairperson.

Jennifer S. Zucker – Ms. Zucker has been one of our directors since January 2018. Ms. Zucker is an attorney with the law firm Greenberg Traurig, LLP in Washington D.C., which she joined as a shareholder in the Government Contracts & Projects Practice in January 2018. Her legal practice focuses on the defense sector and intelligence community. She was a partner at the Washington D.C. law firm of Wiley Rein LLP from October 2010 to January 2018, and a partner at the law firm of Patton Boggs, LLP from 2005 to 2010. Ms. Zucker has served in the U.S. Army, Judge Advocate General’s Corps and currently serves as a Colonel in the U.S. Army Reserve, where she serves as the Staff Judge Advocate to the 200th Military Police Command in Fort Meade, Maryland, and was recently selected to the 2018 DirectWomen Board Institute class.

We believe Messrs. Peterson, McElhaney, Kelly and Korus are qualified to act as directors due to their experience in the oil and gas industry.  We believe Messrs. Korus and Aydin are qualified to act as directors due to their experience in financial matters. We believe Ms. Zucker is qualified to act as a director due to her legal and leadership experience.

CORPORATE GOVERNANCE
Board Leadership Structure and Risk Management

Our business is managed under the direction of the Board, with Mr. Peterson acting as Chairman. In May 2018, the independent directors elected Ray McElhaney to serve as lead independent director (“Lead Independent Director”) until his resignation or removal from that role. We do not have a policy regarding separation of the CEO and Chairman positions.  We believe this structure is appropriate at this time in light of the size of the Board and the Company.

In performing its duties, the Board oversees the Company’s identification and management of its critical business risks. Risks are considered on a continuous basis, including in connection with acquisition and hedging activities.

The Board meets regularly to review significant developments affecting us and to act on matters requiring its approval. Directors are requested to make attendance at meetings of the Board and Board committees a priority, to come to meetings prepared, having read any materials provided to them prior to the meetings and to participate actively in the meetings. The Board held nine meetings in the year ended December 31, 2018 and acted once by written consent. No director attended fewer than 75% of the meetings of the Board (and any relevant Board committees) that he or she was requested to attend, either in person or via telephone conference. Directors are not required to attend the annual shareholders’ meeting; however, all but one of the directors then in office attended the 2018 annual meeting held on May 18, 2018.

Board Committees

The current composition and the primary responsibilities of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are described below.

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), currently consists of Messrs. Korus, McElhaney and Aydin, with Mr. Korus acting as Chairman. The primary function of the Audit Committee is to assist the Board in its oversight of our financial reporting process. Among other things, the Audit Committee is responsible for reviewing and selecting our independent registered public accounting firm and reviewing our accounting practices. The Board has adopted a written charter for the Audit Committee, a copy of which can be found on the Company’s website at: www.srcenergy.com. The Board has determined that Mr. Korus qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K and that each member of the Audit Committee is independent under applicable NYSE American and SEC rules. During the year ended December 31, 2018, the Audit Committee held six meetings.

The Compensation Committee currently consists of Ms. Zucker and Messrs. Aydin and Kelly, with Ms. Zucker acting as Chairwoman. The Compensation Committee’s primary function is to evaluate and approve the Company’s compensation plans and programs for officers, including our Chief Executive Officer. The Board has adopted a written charter for the Compensation Committee, a copy of which can be found on the Company’s website at: www.srcenergy.com. The Board has determined that each member of the Compensation Committee is independent under applicable NYSE American rules. During the year ended December 31, 2018, the Compensation Committee held seven meetings.

The Nominating and Governance Committee currently consists of Messrs. Kelly and Korus and Ms. Zucker, with Mr. Kelly acting as Chairman. The Nominating and Governance Committee’s primary functions are to identify, evaluate and recommend to the Board qualified candidates for election or appointment to the Board. The Board has adopted a written charter for the Nominating and Governance Committee, as well as corporate governance guidelines, copies of which can be found on the Company’s website at: www.srcenergy.com. The Board has determined that each member of the Nominating and Governance Committee is independent under applicable NYSE American rules. During the year ended December 31, 2018, the Nominating and Governance Committee held four meetings.

The Company does not have a formal policy regarding the consideration of director candidates recommended by shareholders; however, the Nominating and Governance Committee will consider candidates recommended by shareholders on the same basis as candidates proposed by other persons.  The Board believes that its process for assessing director candidates is appropriate at this time. To submit a candidate for the Board, a shareholder should send the name, address and telephone number of the candidate, together with any relevant background or biographical information, to the Company’s Chief Executive Officer at 1675 Broadway, Suite 2600, Denver, Colorado 80202.

Qualifications for consideration as a nominee include certain attributes and core competencies established by the Nominating and Governance Committee and may vary according to the particular area of expertise being sought as a complement to the existing Board composition. In making its nominations, the Nominating and Governance Committee considers, among other things, relevant oil and gas exploration and production industry knowledge and experience, diversity of background and experience in areas including business, finance, accounting, technology, marketing, and government, personal qualities of leadership, character, judgment and personal and professional integrity and high ethical standards, the candidate’s ability to exercise independent and informed business judgment, and whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at Board meetings. The Nominating and Governance Committee does not have a formal policy with respect to the consideration of diversity when assessing directors and directorial candidates, but considers diversity as part of its overall assessment of the Board’s functioning and needs. The Committee may retain a search firm to assist it in identifying potential candidates, but it has not done so to date.

Compensation Committee Interlocks and Insider Participation

We had no compensation committee interlocks with any other company during the year ended December 31, 2018.

Director Independence

The Board has determined that each of Messrs. McElhaney, Aydin, Kelly and Korus and Ms. Zucker is independent under NYSE American rules.

Security Holder Communications Policy

Holders of the Company’s common stock can send written communications to the Company’s entire Board, or to one or more Board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to the Company’s offices at 1675 Broadway, Suite 2600, Denver, Colorado 80202.  Communications addressed to the Board as a whole will be delivered to each Board member.  Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.  Security holder communications not sent to either the Board as a whole or to specified Board members may not be relayed to Board members.

Code of Ethics

In connection with its oversight of our operations and governance, the Board has adopted, among other things, a Code of Ethics to provide guidance to directors, officers and employees with regard to certain ethical and compliance issues, Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities, and charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee of the Board. Each of these documents can be viewed on our website at www.srcenergy.com under the heading “Investor Relations” and the subheading “Corporate Governance.” We will disclose on our website any amendment or waiver of the Code of Ethics in the manner required by SEC and NYSE American rules. Copies of the foregoing documents and disclosures are available without charge to any person who requests them. Requests should be directed to SRC Energy Inc., Attn: Secretary, 1675 Broadway, Suite 2600, Denver, Colorado 80202.

DIRECTOR COMPENSATION
Description of Non-Employee Director Compensation Program

Non-employee directors’ compensation is reviewed annually by the Compensation Committee and is approved by the Board. We compensate directors with a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. No compensation is paid to our CEO for his service on the Board.

The Compensation Committee reviews the results of data compiled by its compensation consultant related to the compensation programs for boards of various peers of the Company and the most recent information on compensation for members of boards of directors. Based on this review, the Compensation Committee determined that it was necessary to increase the overall level of compensation for the Company’s non-employee directors for 2018 to be competitive with the Company’s peers and commensurate with the time spent and the services provided by the Company’s directors.

Starting in July 2017, the Company adjusted the timing for Board compensation from a calendar year cycle to an annual cycle beginning with the quarter following the directors’ election (or reelection) to the Board at the annual meeting (i.e., July 1). Key elements of the non-employee directors’ compensation are the following, effective for the annual compensation cycle beginning July 1, 2018:

Name	Annual Retainer($)(1)	Stock Awards($)(2)	Committee Member Retainers($)	Committee Chairman Retainer($)
Lead Independent Director	85,000	160,000
Independent Director	70,000	160,000
Audit Committee			15,000	20,000
Compensation Committee			12,500	17,500
Nominating and Governance Committee			7,500	12,500

(1) Each non-employee director’s annual retainer is paid in equal quarterly increments.

(2) The shares issued pursuant to the annual stock grant vest in four equal quarterly installments, with the first tranche vesting upon the grant date.

Fees and retainers may be paid in either cash or stock at the election of the director. If paid in stock, the number of shares is determined based on the volume-weighted average closing price of the Company’s common stock for the ten trading days preceding the applicable payment date.

Director Stock Ownership Requirements

In 2016, the Board adopted Share Ownership Requirements for the Company’s non-employee directors. Required ownership for non-employee directors is three times annual board cash compensation. Qualified holdings for non-employee directors are the same types of holdings (stock owned directly and unvested time-based restricted stock units) as the qualified holdings for the Company’s executives. For purposes of the policy, the value of the shares held is measured on December 31 each year, as the average of the month-end closing price for the 12 months preceding the date of calculation. Non-employee directors have a five-year phase-in period in which to meet the ownership requirements.

Director Compensation Table

The following table reflects the compensation paid during 2018 to our non-employee directors. The amounts below include equity grants, retainers and fees for the two quarters prior to the annual meeting, as well as the annual grant made and retainers and fees paid following election/reelection to the board.

2018 DIRECTOR COMPENSATION

Name	Stock Awards($) (1)	Annual Retainer($)(2)	Committee Retainers($)(3)	Committee Chairman Retainer($)(4)	Total($)
Raymond McElhaney	164,220	72,500	15,000	5,000	256,720
Jack Aydin	164,220	65,000	21,250	7,500	257,970
Daniel E. Kelly	164,220	65,000	11,250	6,250	246,720
Paul Korus	164,220	65,000	3,750	18,500	251,470
Jennifer S. Zucker	255,335(5)	60,333	3,750	8,750	328,168
Total	912,215	327,833	55,000	46,000	1,341,048

(1) On July 1, 2018, the Company awarded 14,902 restricted stock units to each of Messrs. McElhaney, Aydin, Kelly, and Korus and Ms. Zucker with an intended grant date value of $160,000 based on the volume-weighted average closing price of the Company’s common stock for the ten trading days preceding the grant date. The fair value set forth in the table above is computed in accordance with ASC 718.

(2) The amount of the annual retainer has increased effective as of July 1, 2018 from $60,000 to $70,000. The annual retainer is paid in equal quarterly installments on each of January 1, April 1, July 1 and October 1 of the applicable year. The annual retainer amount for Mr. McElhaney includes $7,500 for service as Lead Independent Director during the second half of 2018.

(3) Effective as of July 1, 2018, the amount of the Audit Committee retainer has increased from $10,000 to $15,000 per year, the amount of the Compensation Committee retainer has increased from $5,000 to $12,500 per year and the amount of the Nominating and Governance Committee retainer has increased from $5,000 to $7,500 per year.

(4) Effective as of July 1, 2018, the amount of the Audit Committee Chairman retainer has increased from $17,000 to $20,000 per year, the amount of the Compensation Committee Chairman retainer has increased from $15,000 to $17,500 per year and the amount of the Nominating and Governance Committee Chairman retainer has increased from $10,000 to $12,500 per year.

(5) On January 29, 2018, the Company awarded 6,052 restricted stock units with a grant date fair value of $91,115 to Ms. Zucker for joining the Board within the Board’s pay cycle.

Certain Relationships and Related Person Transactions

The Board has established a practice pursuant to which it reviews, and approves and ratifies when deemed appropriate, transactions with related parties including directors and executive officers of the Company and entities in which such persons have a significant financial interest. Pursuant to this practice, any transaction between the Company and the related person(s) must be approved by a majority of the Company’s disinterested directors. In determining whether to approve or ratify a transaction, the disinterested directors will consider the relevant facts and circumstances of the transaction, which may include factors such as the relationship of the related person with the Company, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company from an unrelated party and the impact of the transaction on the Company’s business and operations.

Since January 1, 2018, the Company has not had any related party transactions that require disclosure under applicable rules.

Vote Required for Approval

The election of Messrs. Peterson, McElhaney, Aydin, Kelly and Korus and Ms. Zucker to the Board will be approved if the number of votes cast “FOR” those candidates exceeds the number of votes cast for other candidates, if any. Abstentions and broker non-votes will have no effect on the outcome of the vote. Under our majority voting policy, any director nominee who receives a greater number of “WITHHOLD” votes than “FOR” votes with respect to their election is required to tender his or her resignation promptly after the final vote. See the description of our majority voting policy in “QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS” above.

Board Recommendation

The Board recommends that you vote “FOR” the election of Messrs. Peterson, McElhaney, Aydin, Kelly and Korus and Ms. Zucker as directors of the Company.

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction and Proposal

We are required under Section 14A of the Exchange Act to provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our “named executive officers” (“NEOs”) as disclosed in this Proxy Statement. This is sometimes referred to as “say-on-pay.” Based on the results of the advisory vote held at our 2018 annual meeting regarding the preferred frequency of “say-on-pay” votes, we provide shareholders with the opportunity to approve the compensation of our named executive officers every year.

As described in greater detail in “Compensation Discussion and Analysis,” we seek to align closely the interests of our NEOs with the interests of our shareholders, and the Compensation Committee believes that the Company’s executive compensation policies and decisions effectively align the interests of our NEOs with the interests of our shareholders. Our compensation programs are designed to encourage growth in our debt-adjusted per share oil and natural gas sales volumes, cash flow, and operating profitability while focusing on controlling costs, operating safely and achieving attractive returns on capital in order to enhance long-term shareholder value.

The say-on-pay vote is advisory, which means that the vote on executive compensation is not binding on the Company, the Board or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a vote against our named executive officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address our shareholders’ concerns.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers as disclosed in the ‘Executive Compensation’ section of this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.”

Vote Required for Approval

The advisory vote on the compensation of our NEOs will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal. Our Board and our Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when considering future decisions on the compensation of our NEOs. However, this say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.

Board Recommendation

The Board recommends a vote “FOR” approval of the compensation of our NEOs as disclosed in the “Executive Compensation” section of this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on its review and discussions, recommends its inclusion in this Proxy Statement.

Jennifer S. Zucker
Jack Aydin
Daniel E. Kelly

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) outlines the Company’s executive compensation program for its named executive officers (sometimes referred to as “NEOs”) for 2018. This CD&A includes information on our compensation philosophy, how compensation decisions are made, the overall objectives of the Company’s compensation program, a description of the various components of compensation that are provided, and additional information pertinent to understanding the NEOs’ compensation program.

Table of Contents

2018 Executive Summary The short version of our executive compensation program and key 2018 actions	20
Named Executive Officers The individuals whose compensation is disclosed in this proxy	22
Introduction A brief introduction to our executive compensation program	22
Compensation Objectives What we aim to achieve through our executive compensation programs	22
Compensation Philosophy How we view compensation	23
Components of Compensation The compensation vehicles we use; 2018 compensation decisions	28
Compensation Risks Compensation and appropriate risk-taking	36
2018 Shareholder Say-on-Pay Vote We care deeply about what our stockholders think	37
Changes for 2019 Compensation What’s to come in 2019	37
Executive Compensation Tables Tabular compensation disclosure per SEC rules	38

2018 Executive Summary
Following is an executive summary of our executive compensation program:
Compensation Philosophy

•
Our executive compensation program is designed to pay for performance and link incentives to current and long-term sustained achievement of Company strategic goals and to shareholder returns. It encourages our executive officers to think and act like owners, because they are owners and as such are compensated in significant part based on the performance of the Company.

Pay Elements

•
Our executive compensation program is comprised of three primary elements: base salaries, annual cash incentives, and long-term incentives that include both time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) that are subject to a three-year performance period. Financial metrics used for the annual performance-based bonus are linked to the Company’s strategic business plans. For 2018, there are two types of PSUs, one based on the Company’s relative TSR as compared to its peer companies and one based on corporate performance goals and objectives of the Company to be determined in the discretion of the Compensation Committee over the course of the performance period.

•
In 2018, 87% of our CEO’s compensation was made up of either annual cash incentives or long-term incentives and on average 77% of the other NEOs’ compensation was made up of either annual cash incentives or long-term incentives.

Setting Compensation

•	Executive compensation decisions are made by our independent Compensation Committee.

•
When making compensation decisions, the Compensation Committee receives input from its independent compensation consultant, Longnecker & Associates, and our CEO. Our Compensation Committee also reviews the compensation paid by a peer group of companies that reflects the nature of the Company’s operations and competition for executive talent.

Company Performance in 2018

•
We ranked at the median among our 2018 compensation peer group for 2018 TSR despite volatile commodity prices and regulatory uncertainty in Colorado, and sixth among our 2018 compensation peer group for five-year TSR in a period where much of the industry has seen a significant loss in shareholder value.

•
We continued to advance our corporate development in 2018 and created significant value through operational results and economic returns on capital. Please see the discussion under the heading “2018 Performance Summary” for additional details.

•	Our stockholders approved our 2018 “say-on-pay” advisory vote on executive compensation, with 71% voting in favor, 28% voting against and 1% abstaining.

Key 2018 Compensation Actions

•	After assessing our total compensation and peer compensation levels, the Compensation Committee chose to award market-based increases to the base salary levels of our NEOs in 2018.

•
We amended our CEO’s employment agreement to eliminate “single-trigger” cash severance payable upon a change in control by amending the definition of “constructive termination,” so that cash severance is payable following a change in control only upon a “double-trigger.”

•
To better align our executive compensation with shareholder returns, the Compensation Committee established new performance metrics and weightings for our annual performance-based incentive program in 2018 to emphasize value creation. 2018 performance metrics include Oil & Gas Sales Volume (MBOE) Growth per Debt-Adjusted Share, EBITDA, Drilling Rate of Return, Individual Objectives, and Safety.

•	For the 2018 STI performance metrics, the Compensation Committee determined that the Company achieved the following level of performance:

Performance Metric	Achievement Level
Oil & Gas Sales Volume (MBOE) Growth per Debt-Adjusted Share	Between threshold and target
EBITDA versus approved budget	Target
Drilling Rate of Return	Target
Individual Objectives	Varies by individual
Safety	Target

•
In addition, the Company modified its long-term incentive program for 2018 to provide that 35% of the target annual award value for NEOs will be granted in the form of time-based RSUs, and the remaining 65% of the target annual equity award value will be comprised of two types of performance-based PSUs, one measured by relative TSR to our peer companies and the other comprised of performance goals, with both subject to a three-year performance period.

•
After assessing compensation programs for boards of various peers of the Company and the most recent information on compensation for members of boards of directors provided by the Company’s compensation consultant, the Compensation Committee approved an increase in the overall level of compensation for the Company’s non-employee directors effective July 1, 2018.

•	The Compensation Committee engaged Longnecker & Associates as its new compensation consultant in the fall of 2018.

Changes to 2019 Compensation Program

•
The Company modified its long-term incentive program for 2019 to provide that 50% of the target annual award value for NEOs will be granted in the form of time-based RSUs, and the remaining 50% of the target annual equity award value will be comprised of two types of performance-based PSUs, one measured by relative TSR to our peer companies and the other measured by the absolute TSR performance of the Company.

Compensation Best Practices Currently in Effect

•	Significant portion of CEO and other NEO pay is performance-based and at-risk.

•	100% of the Compensation Committee members are independent.

•	Direct retention by the Compensation Committee of its independent compensation consultant.

•	Stock ownership guidelines for our officers and directors.

•	Formal policy prohibiting hedging and pledging of Company securities by officers and directors.

•	No excise tax gross ups.

•	Relatively modest executive perquisites.

•	No executive-only retirement plans.

Named Executive Officers

Our NEOs for 2018 were:

• Lynn A. Peterson, Chairman, President and Chief Executive Officer;
• James P. Henderson, Executive Vice President and Chief Financial Officer;
• Cathleen M. Osborn, Executive Vice President, General Counsel and Secretary;
• Michael J. Eberhard, Executive Vice President and Chief Operating Officer; and
• Nicholas A. Spence, Executive Vice President and Chief Development Officer.

Introduction

The Compensation Committee oversees and has overall responsibility for the compensation program for our NEOs. The Compensation Committee reviews, adopts, and oversees our compensation strategy, policies, plans, and programs.

In evaluating executive officer pay, the Compensation Committee may retain the services of an independent compensation consultant or research firm. The Compensation Committee may also consider recommendations from our Chief Executive Officer (other than for himself). Our Compensation Committee assesses the information it receives in accordance with its business judgment. All decisions with respect to executive compensation are first approved by our Compensation Committee and then submitted, together with the Compensation Committee’s recommendations, to our Board for final approval.

We choose to pay the various elements of compensation discussed in this CD&A in order to attract, retain, and motivate our high-performing and well-respected executive talent, reward annual performance, and to provide incentives for the achievement of intermediate and long-term strategic goals.

In order to strengthen the pay for performance linkage in the Company’s compensation packages, over the past four years the Compensation Committee has worked to establish a compensation program for our named executive officers and entire leadership team that is aligned with the Company’s operating philosophy of emphasizing risk management and financial stability while striving to achieve long-term shareholder value. In 2015, the Compensation Committee retained the services of Compensation & Benefit Solutions, LLC, which was later acquired by Alvarez & Marsal Taxand, LLC, to assist in the design of a compensation program for 2016, 2017 and 2018 that was more directly linked to performance. In the fall of 2018, the Compensation Committee retained the services of Longnecker & Associates (Alvarez & Marsal Taxand, LLC and Longnecker & Associates are referred to collectively as the “Compensation Consultant”), to assist in the design of a compensation program for future years. As a result of the consultation, the Company has adopted and continues to refine an executive pay program that we believe directly links incentive compensation payouts to our executives to performance, as detailed further below.

Compensation Objectives

The Compensation Committee’s objectives for the executive compensation program are:

•
The executive compensation program should provide fair and market-competitive compensation based upon the employee’s position, experience, and individual performance while maintaining fiscal responsibility for shareholders;

•
A significant portion of the CEO’s and other NEOs’ total compensation should be variable performance-based and at risk and should take into consideration the growth and profitability of the Company; and

•
The executive compensation program should seek to reward executive officers for increasing the Company’s stock price over the long-term by providing compensation opportunities for NEOs in the form of long-term equity awards, the amounts of which are subject to performance modifications in the event of inferior or superior performance by the Company (including a limitation whereby awards cannot vest above target levels in the event that TSR for the performance period is negative, regardless of relative performance compared to the applicable compensation peer group).

Compensation Philosophy

Following are the principal tenets of our executive officer compensation philosophy.

We Pay for Performance

The Company firmly believes in the “pay for performance” philosophy whereby compensation for our named executive officers and entire leadership team is aligned with the Company’s operating philosophy of emphasizing risk management and financial stability while striving to achieve long-term shareholder value. Based on this philosophy, a significant portion of our NEOs’ compensation in 2018 was awarded in the form of performance-based short-term cash incentives and long-term shareholder return and performance goal-based equity incentives. Each of these incentives plays a role in aligning pay with the Company’s performance and in aligning the long-term financial interests of our NEOs with those of our shareholders. Each of these incentives is earned, or value from them is achieved, based on the performance of the Company and the executive.

In 2018, 65% of the NEOs’ long-term equity incentive awards are at-risk, subject to vesting based on the Company’s TSR relative to a selected peer group of companies and other performance goals as determined by the Compensation Committee. TSR is an important metric to the Board and management because stock price performance is reflective of shareholder value.

The charts below display our one- and annualized five-year TSR as compared to the TSR of our 2018 compensation peer group and to the S&P SmallCap 600 Energy Index. The charts reflect trading prices through December 31, 2018. For 2018, the Company’s TSR ranked at the median of the illustrated group and similar to the index despite the impacts of external market factors including volatile commodity prices and regulatory uncertainty in Colorado. For the five-year period, SRC ranked 6th in a period where much of the industry has seen a significant loss in shareholder value and in a period of expansion by SRC, most notably through the Greeley-Crescent acquisitions and capital market financings.

Please note that Energen Corporation, Rice Energy Inc. and RSP Permian, Inc. were not included in the one-year TSR chart due to those companies having been acquired during the measurement period. In addition to the companies listed above, Extraction Oil & Gas, Inc., Halcon Resources Corporation, Parsley Energy, Inc. and SilverBow Resources, Inc. were not included in the five-year TSR chart as trading history was not sufficient to calculate this metric.

One-Year TSR (1/1/2018 to 12/31/2018)
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
REN -10%
WLL -17%
WPX -21%
SBOW -22%
DNR -25%
SM -33%
OAS -35%
PDCE -44%
QEP -44%
Index* -45%
SRCI -46%
PE -48%
CPE -48%
GPOR -51%
MTDR -51%
CRZO -51%
AXAS -57%
REI -65%
LPI -67%
XOG -71%
EPE -72%
HK -79%
SN -95%
*S&P SmallCap 600 Energy

Five-Year Annualized TSR (1/1/2014 to 12/31/2018)
10.0%
0.0%
-10.0%
-20.0%
-30.0%
-40.0%
-50.0%
-60.0%
-70.0%
0.7%
-3.6%
-7.7%
-10.1%
-10.5%
-12.0%
-16.5%
-19.8%
-23.4%
-27.8%
-28.4%
-28.5%
-32.8%
-34.3%
-36.0%
-36.3%
-37.5%
-47.8%
-59.2%
CPE
MTDR
REN
PDCE
WPX
SRCI
REI
AXAS
CRZO
Index*
SM
QEP
LPI
OAS
GPOR
DNR
WLL
EPE
SN
*S&P SmallCap 600 Energy

We Pay Market Competitive Compensation

In order to pay market competitive compensation, the Compensation Committee considers compensation data from our peer companies, and such data is an important reference point in the Compensation Committee’s decision making. However, decisions regarding NEO compensation are made by analyzing a number of factors, of which market data is a single component. With respect to compensation decisions for 2018, our Compensation Consultant and the Compensation Committee searched for public companies in our industry which are similar in size based on revenue, assets, net income, market capitalization and total enterprise value. Additional factors, such as geographical operations, complexity of operations, and other more subjective factors were also considered in the peer company selection process.

The following table includes the peer companies that comprised the 2018 compensation peer group which was utilized by the Compensation Committee as part of compensation decisions.

•	Abraxas Petroleum Corporation	•	Parsley Energy, Inc.
•	Callon Petroleum Company	•	PDC Energy, Inc.
•	Carrizo Oil & Gas Inc.	•	QEP Resources, Inc.
•	Denbury Resources Inc.	•	Resolute Energy Corporation
•	Energen Corporation *	•	Rice Energy Inc. *
•	EP Energy Corp	•	Ring Energy, Inc.
•	Extraction Oil & Gas, Inc.	•	RSP Permian, Inc. *
•	Gulfport Energy Corp.	•	Sanchez Energy Corporation
•	Halcon Resources Corporation	•	SilverBow Resources, Inc.
•	Laredo Petroleum, Inc.	•	SM Energy Company
•	Matador Resources Company	•	Whiting Petroleum Corp.
•	Oasis Petroleum Inc.	•	WPX Energy, Inc.
*subsequently acquired

The Compensation Committee intends to review this peer group on an annual basis and may make adjustments to the companies that are included or excluded in order to reflect the shifting landscape within the industry and to provide that the peer group adequately reflects the nature of the Company’s operations and competition for talent.

Our Executive Compensation Programs Should be Structured, but also Should Allow for Committee Discretion

The Company utilizes objective, pre-established performance goals and a structured long-term equity incentive grant program that it believes will help drive sustainable, long-term performance. To further these ends, in 2018, the Company refined its performance-based short-term and long-term equity incentive awards to give increased emphasis to objective, determinable criteria. However, in order to maintain flexibility to provide that executive compensation packages are continuously aligned with shareholder interests, the Compensation Committee has retained both positive and negative discretion to reduce or increase any short-term or long-term incentive awards where the Compensation Committee feels that performance warrants payouts different than those indicated by formulaically determined levels.

Tax and Accounting Consequences Should not Drive our Executive Compensation Programs

The Compensation Committee’s current focus is primarily on incentivizing and rewarding performance that increases shareholder value and that supports the growth of the Company. Accordingly, our compensation programs are not largely driven by tax and accounting considerations. However, where appropriate, the Committee may consider the tax and accounting ramifications of the Company’s plans, arrangements, and agreements. Specifically, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation in excess of $1,000,000 that the Company may deduct with respect to its chief executive officer and certain other highly compensated executive officers whose compensation is included in the Company’s proxy statement. Historically, there were exceptions to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Although the performance-based compensation limitation has generally been eliminated for newly issued compensation as part of the recently-enacted Tax Cuts & Jobs Act, the Company intends that certain of its outstanding performance-based long-term equity incentive awards continue to qualify under the applicable transition rules as “performance-based” within the meaning of Section 162(m), so that such compensation is deductible by the Company without regard to the $1,000,000 limit. However, deductibility of such awards is not guaranteed, and we may choose to pay nondeductible compensation if we deem it necessary or desirable to attract, retain and reward the executive talent necessary for our success. The Company will evaluate the impact of the changes to Section 162(m) under the Tax Cuts & Jobs Act for the current year as well as future years.

Compensation Setting Process

Roles and Responsibilities

The following chart provides an overview of the roles and responsibilities of those parties involved with designing and administering our executive compensation programs.

Responsible Party	Roles and Responsibilities
Compensation Committee of the Board of Directors The Committee is comprised of Independent Directors and reports to the Board.
•    Oversees all executive officer compensation levels, including benefits, having a goal of maintaining compensation levels that are comparable to the marketplace and in conformity with shareholder interests.
•    Administers the Company’s equity and other compensation plans.
•    Reviews and approves corporate goals and objectives relevant to CEO compensation.
•    Evaluates the CEO’s performance in light of set goals and objectives and determines and approves the CEO’s compensation level based on this evaluation.
•    Has authority to determine and approve NEO compensation.
•    Makes recommendations to the Board with respect to incentive compensation plans and equity-based plans.
•    Develops a compensation committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

Compensation Consultant

Longnecker & Associates, as an independent consultant retained directly by the Compensation Committee, provides consulting advice on matters of governance and executive compensation.

•    Provides advice and guidance on the appropriateness and competitiveness of our compensation programs relative to Company performance and market practice.
•    Performs all functions at the direction of the Compensation Committee.
•    Attends Compensation Committee informal discussions and meetings, as requested.
•    Provides advice and guidance regarding governance issues bearing on the executive compensation determinations.
•    Provides market data, as requested.
•    Consults on various compensation matters and compensation program designs and practices.
•    Conducts an assessment of the risks arising from our compensation programs.
•    Confers with the CEO on behalf of the Compensation Committee concerning compensation, incentives and goals for other NEOs.
•    Assists in selection of the Company’s peers.

Chairman and CEO With the support of other members of the management team.
•    Reviews performance of the other executive officers and makes recommendations to the Compensation Committee with respect to their compensation.
•    Confers with the Compensation Committee concerning design and development of compensation and benefit plans for Company employees.

Review of Executive Officer Compensation

Our review of executive officer compensation encompasses both the structure of our executive compensation program and the targeted amount of compensation. When making compensation decisions, the Compensation Committee considered multiple sources of internal and external data. Comparative compensation information is one of several analytical tools that we use in setting executive compensation and the Compensation Committee utilizes its judgment in determining the nature and extent of its use of comparative companies. When exercising its discretion, the Compensation Committee may consider factors such as the nature of the officer’s duties and responsibilities as compared to the corresponding position in the peer companies, the experience and value the executive brings to the role, the executive’s performance results, the success demonstrated in meeting financial and other business objectives, the relationship of compensation earned compared to Company performance, and the impact on the internal equity of our pay structure within the Company.

Timing of Compensation Decisions

The Company utilizes an annualized compensation setting process (aside from certain circumstances that might require intermediate activity), whereby the Compensation Committee reviews base salaries and target incentive awards at the beginning of each calendar year, with performance criteria established prior to the end of the first quarter of the Company’s new fiscal year. Following completion of the fiscal year (or performance period, as applicable), the Compensation Committee will determine the short-term incentive cash payouts for the NEOs. Additionally, following completion of the applicable performance period for long-term equity incentive awards, the Compensation Committee will determine what portion, if any, of such awards will be deemed earned and vested. Finally, the Compensation Committee reviews compensation on an as needed basis, including when new employees are hired, existing employees are promoted, or when other factors it deems relevant merit a compensation review.

Components of Compensation

General

The Company’s executive compensation program has three components: base salary, annual cash-based short-term incentive awards, and long-term equity compensation. In addition to the cash and equity components of compensation, the NEOs also participate in the Company’s health and retirement benefits programs generally available to all employees.

Compensation Component	Description	Purpose	Key Characteristic
Base Salary
Cash compensation based on the executive officer’s role and employment agreement, if any. Salary levels are evaluated annually and may be adjusted for length of service, competitive considerations or recognition of a change in responsibilities.
		• Provide financial certainty and stability • Attract and retain executive talent • Recognize experience, length of service, competitive market conditions and individual performance	Fixed
Annual Incentive Award
Each year the Compensation Committee approves awards for the NEOs and establishes performance metrics and target awards for the upcoming year. The Compensation Committee determines the extent to which an award is earned, and the amount of such award based on individual and Company performance against pre-established goals.
		• Motivate executive officers to achieve key annual goals and position the Company for long-term success • Reward executive officers for overall Company performance and individual performance	Variable/At-Risk
Long-Term Incentive Award
Each executive officer is eligible to receive an award at the discretion of the Compensation Committee based upon long-term performance potential. Awards are generally made annually and are comprised of a mix of time-based vesting and performance-based vesting requirements.

•    Provide an incentive for executive officers to achieve long-term sustainable success for the Company and to promote shareholder value
•    Attract, motivate, reward and retain executive talent
•    Link realized value directly to shareholder return by applying a three-year performance period measuring relative TSR and performance goals for performance-based awards
Variable/At-Risk

Fixed vs. Variable/At-Risk Pay

In furtherance of the linkage between pay and performance, the Company requires that a significant portion of each NEO’s pay be comprised of variable/at-risk elements. For 2018, the mix of fixed to variable/at-risk pay for both the CEO, and the average of the other NEOs, was as follows:

Base Salaries

Base salary is designed to compensate our NEOs at a fixed level of compensation that provides some financial certainty and security for our NEOs, and also serves as a retention tool throughout the executive’s career. In determining base salaries, our Compensation Committee considers many things, including each executive’s role and responsibilities with the Company, unique skills, future potential with the Company, salary levels for similar positions in our market, and internal pay equity. As part of its annual review of base salaries, the Compensation Committee approved increases to the 2018 base salaries of our NEOs in December 2017.

The following table shows our NEOs’ respective base salaries for 2017 and 2018:

Name	2017 Base Salary	2018 Base Salary
Lynn A. Peterson, Chief Executive Officer and President	$650,000	$730,000
James P. Henderson, Executive Vice President and Chief Financial Officer	$399,000	$440,000
Cathleen M. Osborn, Executive Vice President, General Counsel and Secretary	$336,000	$370,000
Michael J. Eberhard, Executive Vice President and Chief Operations Officer	$336,000	$370,000
Nicholas A. Spence, Executive Vice President and Chief Development Officer	$336,000	$370,000

2018 Short-Term Incentive Compensation

STI Overview

Annual cash-based short-term incentive (“STI”) awards are designed to incentivize our NEOs through a variable compensation program based on the Company’s as well as the individual’s performance. Award targets are set as a percentage of each NEO’s base salary, with threshold through maximum opportunities available depending upon performance against the pre-established performance criteria.

For 2018, threshold performance will result in payouts equal to 50% of target, while maximum performance will result in payouts equal to 200% of target. Performance in between payout levels will result in pro-rated payouts. Performance below the threshold level will result in no payouts. Additionally, the Compensation Committee will retain discretion to adjust upward or downward any payouts if, in the Compensation Committee’s sole discretion, it believes that Company or individual performance warrants a payout different than the formulaically determined level.

2018 STI Target Amounts

In January 2018, we set target STI awards for the NEOs as follows:

Named Executive Officer	Title	Base Salary	Threshold (% of Base Salary)	Target (% of Base Salary)	Maximum (% of Base Salary)	Threshold ($)	Target ($)	Maximum ($)
Lynn Peterson	CEO & President	$730,000	62.5%	125%	250%	$456,250	$912,500	$1,825,000
James Henderson	CFO	$440,000	50%	100%	200%	$220,000	$440,000	$880,000
Cathleen Osborn	General Counsel	$370,000	37.5%	75%	150%	$138,750	$277,500	$555,000
Mike Eberhard	COO	$370,000	37.5%	75%	150%	$138,750	$277,500	$555,000
Nicholas Spence	CDO	$370,000	37.5%	75%	150%	$138,750	$277,500	$555,000

2018 STI Metrics

In January 2018, for each STI award to be earned, we established the following metrics and weightings:

Performance Metrics	Metric Weight %	Description of Metric	Why Metric Was Chosen
Oil & Gas Sales Volume (MBOE) Growth per Debt-Adjusted Share	20%	Change in annual production expressed on a debt- adjusted per-share basis	The measure combines the Company’s ability to grow cash flow through production with capital efficiency using a per-share basis
Adjusted EBITDA	20%	The Company’s EBITDA as compared to its Board-approved plan	Demonstrates the ability to meet planned objectives including revenues and operating and corporate expenses
Drilling Rate of Return	20%	Aggregate internal rate of return of one-year drilling and completions program inclusive of lease acquisition and corporate costs	Incorporates actual capital costs with achieved and expected cash flows resulting in measure of burdened asset level returns on invested capital
Safety	20%	Assessment of Company’s performance in meeting safety goals	Stresses ongoing focus on safety as primary goal of Company
Individual Objectives	20%	Evaluation of each individual’s performance and contribution	Allows individual-level performance feedback

2018 STI Performance Results

Upon completion of the 2018 fiscal year, we reviewed the Company’s performance relative to the performance metrics described above. Results for 2018 were as follows:

Performance Metrics	Weighting of Performance Metrics	Performance Threshold	Performance Target	Performance Maximum	2018 Actual Performance
Oil & Gas Sales Volume (MBOE) Growth per Debt-Adjusted Share	20%	10%	15%	20%	Between range of threshold and target
Adjusted EBITDA ($MM) (1)	20%	$400	$430	$450	Exceeded maximum but reduced for capital expenditures in excess of budget
Drilling Rate of Return	20%	Based on Committee’s assessment			Target
Safety	20%	Based on Committee’s assessment			Target
Individual objectives	20%	Based on Committee’s assessment			Varies by NEO

(1)	See Appendix A, Reconciliation of Non-GAAP Financial Measures for a reconciliation of these measures to the most comparable GAAP measure.

Overall, we believe that the Company met or exceeded the operational and financial performance targets for 2018. Further, in light of the high level of performance detailed in this Proxy Statement under the heading “2018 Performance Summary,” the Company determined that the actual bonus amounts earned for 2018 performance were as follows:

Performance Metrics	Weighting of Performance Metrics	Lynn Peterson, CEO & Chairman	James Henderson, CFO	Mike Eberhard, COO	Nicholas Spence, CDO	Cathleen Osborn, General Counsel
Oil & Gas Sales Volume (MBOE) Growth per Debt-Adjusted Share	20%	$129,575	$62,480	$39,405	$39,405	$39,405
Adjusted EBITDA	20%	$319,375	$154,000	$97,125	$97,125	$97,125
Drilling Rate of Return	20%	$182,500	$88,000	$55,500	$55,500	$55,500
Safety	20%	$182,500	$88,000	$55,500	$55,500	$55,500
Individual objectives	20%	$273,750	$132,000	$97,125	$97,125	$83,250
TOTAL	100%	$1,087,700	$524,480	$344,655	$344,655	$330,780

2018 Long-Term Incentive Compensation

LTI Overview

The Company believes that performance-based equity awards that are directly tied to shareholder return should be a significant portion of the long-term incentive (“LTI”) program. However, the Company also recognizes the retentive value of time-based awards and believes that while a well-rounded LTI compensation program should be linked to shareholder return, it should also provide the NEOs with a certain amount of time-based vesting compensation so as to avoid incentivizing excessive risk-taking. Accordingly, in 2018 the Company continued to utilize the structure developed for equity awards in 2016, revising the performance-based restricted unit structure in 2018 to comprise of two types of units, as described below.

Under the LTI structure, each NEO is eligible for a target award value based on a percentage of base salary. The Company modified the LTI structure in 2018 so that, generally, thirty-five percent (35%) of the target annual award value was granted in the form of time-based restricted stock units (“RSUs”) which vest in equal installments on each of the first three anniversaries of the grant date as long as the NEO remains employed with the Company. The remaining sixty-five percent (65%) of the target annual equity award was comprised of two types of performance-based restricted stock units (“PSUs”), one measured by relative TSR to our peer companies (“TSR Based PSUs”) and the other comprised of performance goals (“Goal Based PSUs”), with both subject to a three-year performance period.

LTI Award Amounts

In January 2018, we set target LTI awards for the NEOs and made LTI compensation grants as follows:

Named Executive Officer	Title	Base Salary	Total LTI Percentage of Salary	RSU% of Total LTI Award	2018 LTI RSU Award ($ Value)	2018 LTI RSU Award (#)	Performance Stock Unit % of Total LTI Award(1)	2018 LTI Target Performance-Vested Stock Unit Award ($ Value)	2018 LTI Target Performance-Vested Stock Unit Award (#)
Lynn Peterson	CEO & President	$730,000	450%	35%	$1,149,750	139,205	65%	$2,135,250	258,523
James Henderson	CFO	$440,000	300%	35%	$462,000	55,936	65%	$858,000	103,881
Cathleen Osborn	General Counsel	$370,000	175%	35%	$226,625	27,438	65%	$420,875	50,957
Nicholas Spence	CDO	$370,000	175%	35%	$226,625	27,438	65%	$420,875	50,957
Mike Eberhard	COO	$370,000	175%	35%	$226,625	27,438	65%	$420,875	50,957

(1) Of the 2018 PSU awards, 54% is in the form of TSR Based PSUs and 46% is in the form of Goal Based PSUs.

The actual number of RSUs issued to each NEO was determined by dividing the individual’s 2018 LTI RSU award value by the ten-trading day average closing price of one share of the Company’s common stock for the period ending December 29, 2017 (being $8.26 per share), rounded down to the nearest whole number. The RSUs are scheduled to vest in three equal installments beginning on January 1, 2019, provided that the NEO remains employed with the Company or an affiliate continuously through the applicable vesting dates. In determining each NEO’s 2018 LTI RSU award value, the RSU percentage was 35% of the NEO’s target LTI.

The number of target PSUs issued to each NEO was determined by dividing the individual’s 2018 LTI PSU award value by $8.26 per share, rounded down to the nearest whole number. In determining each NEO’s 2018 LTI PSU award value, the PSU percentage was 65% of the NEO’s target LTI, with 35% of the NEO’s target LTI granted in the form of TSR Based PSUs and 30% of the NEO’s target LTI granted in the form of Goal Based PSUs.

TSR Based PSUs

The TSR Based PSUs will vest, if at all, based on the Company’s TSR relative to a selected peer group of companies (i.e., relative TSR) over the three-year performance period. Each NEO shall vest in 0% - 200% of his or her respective target TSR Based PSUs based on the relative TSR of the Company between January 1, 2018 and December 31, 2020, as measured against the TSR of certain peer companies over that period, provided that the NEO remains employed with the Company or an affiliate continuously from the grant date through December 31, 2020.

The peer group of companies used for determining the TSR Based PSU payouts is as follows:

•	HighPoint Resources Corp (f/k/a Bill Barrett Corporation)	•	Matador Resources Company
•	Callon Petroleum Company	•	Oasis Petroleum Inc.
•	Carrizo Oil & Gas Inc.	•	PDC Energy, Inc.
•	Extraction Oil & Gas, Inc.	•	QEP Resources, Inc.
•	Gulfport Energy Corporation	•	SM Energy Company
•	Jagged Peak Energy Inc.	•	Whiting Petroleum Corporation
•	Laredo Petroleum, Inc.

For the 2018 TSR Based PSU awards, the number of shares ultimately earned will be determined as follows:

Relative Ranking	% of Target PSUs Vesting
1st - 5th	200%
6th-9th	100%
10th-12th	50%
13th-14th	0%

Further, should TSR for the Company be negative at the end of the performance period, vesting of awards will be limited to the target number of shares, irrespective of how the Company’s TSR compares to the TSR of the selected peer group companies. Finally, the Compensation Committee will retain discretion to adjust upward or downward any payouts if, in the Committee’s sole discretion, it believes that Company or individual performance warrants a payout different than the formulaically determined level.

Goal Based PSUs

The Goal Based PSUs will vest, if at all, between zero percent (0%) and two hundred percent (200%) of the target based on the achievement of performance goals and objectives of the Company to be determined in the discretion of the Compensation Committee over the course of the three-year performance period of the Goal Based PSUs, provided that the NEO remains employed with the Company or an affiliate continuously from the grant date through December 31, 2020. With regard to the Goal Based PSUs, in determining the performance goals, the Compensation Committee may consider such matters as project level returns, corporate level return on capital employed, balance sheet management, community stewardship, staff development and retention, acquisitions and divestitures or any additional matters it deems appropriate, as well as the participant’s individual contribution towards the identified goals. At the end of the performance period, the Board will make a determination as to the participant’s and the Company’s performance in meeting the performance goals. Based on that determination, as supported by information provided by management, the Compensation Committee will determine the number of Goal Based PSUs, if any, that vest for each participant.

Benefits

In addition to cash and equity compensation programs, NEOs participate in the health insurance programs generally available to all Company’s employees. All NEOs are eligible to participate in the Company’s 401(k) plan on the same basis as all other employees. The Company’s contributions to the 401(k) plan consist of a discretionary matching contribution equal to 100% of compensation deferrals not to exceed 6% of eligible compensation. We do not have a defined benefit pension plan, profit sharing, or other retirement plan.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our executives are not reasonably likely to have a material adverse effect on the Company.

Executive Compensation Components Don’t Encourage Excessive Risk-Taking

The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. For purposes of 2018 compensation, the Compensation Committee reviewed the elements of executive compensation to determine whether any portion of the executive compensation package encouraged excessive risk-taking and concluded:

•
Significant weighting toward incentive compensation provides a strong incentive for the executive officers to produce value for shareholders. At the same time, providing sizable market-based cash base salaries for the executive officers helps avoid unreasonable risk-taking by the executive team by ensuring that they are not entirely dependent on achieving incentive compensation in order to attain a significant, but market-based, cash compensation level;

•	Goals are appropriately set to avoid targets that, if not achieved, result in an unreasonably large percentage loss of compensation;

•
Incorporating a time-based vesting component for a portion of the annual long-term equity incentive awards provides the NEOs with a measure of security to avoid incentivizing excessive risk-taking solely in order to drive the value of their incentive award payouts; and

•	The Compensation Committee should retain negative discretion for both STI and LTI awards in order to align payouts with actual Company and individual performance.
Executive Share Ownership Requirements

The Board has adopted share ownership requirements for the Company’s NEOs and Vice Presidents. Required ownership ranges from 1 time to 6 times base salary. Qualified holdings include stock owned directly, as well as unvested time-based restricted stock and RSUs (unvested PSUs do not qualify toward the ownership requirement). The value of the shares held to determine whether the ownership guidelines are met is measured on December 31 each year, as the average of the month-end closing price for the 12 months preceding the date of calculation. Executives subject to these requirements will have a five-year phase-in period in which to meet the ownership requirements. Below are the specific guidelines for the Company’s officers:

Position	Required Ownership as a Multiple of Base Salary
CEO	6x
Other NEOs	3x
Vice Presidents	1x

Anti-Hedging, Anti-Pledging Policy

The Company has adopted a policy to expressly prohibit directors and officers from pledging Company securities as collateral or engaging in any hedging or monetization transaction related to Company securities.

2018 Shareholder Say-on-Pay Vote

We provide our shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of our NEOs when required by SEC rules. At our annual meeting of shareholders in May 2018, based upon total shares voted, our shareholders approved our NEOs’ compensation, with approximately 71% voting in favor and approximately 28% voting against (with approximately 1% abstaining). Accordingly, the Compensation Committee concluded that our executive compensation programs generally meet the expectations of our stockholders. Nonetheless, the Compensation Committee made several changes to the compensation structure for 2018, including modifying the performance criteria for our annual and long-term performance-based incentive compensation programs, as described below, and amending Mr. Peterson’s employment agreement to eliminate “single-trigger” cash severance payable upon a change in control, so that cash severance is payable following a change in control only upon a “double-trigger.”

Changes for 2019 Compensation

The Compensation Committee further modified the Company’s long-term incentive program for 2019 to provide that 50% of the target annual award value for NEOs will be granted in the form of time-based RSUs, and the remaining 50% of the target annual equity award value will be comprised of two types of performance-based PSUs, one measured by relative TSR to our peer companies and the other measured by the absolute TSR performance of the Company.

Other than these modifications, the Compensation Committee did not make any material changes to our compensation structure for 2019.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table shows the compensation paid or accrued to our NEOs for the three most recently completed fiscal years of the Company.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($) (6)	Stock Awards ($)(7)	Option Awards ($)	All Other Compensation ($)(8)	Total ($)
Lynn A. Peterson(1) Chairman, Chief Executive Officer and President	2018	730,000	—	1,087,700	4,247,338	—	23,877	6,088,916
	2017	643,333	—	1,625,000	3,006,586	—	23,780	5,298,699
	2016	607,500	—	1,172,420	2,422,636	—	10,727	4,213,283
James P. Henderson(2) Executive Vice President and Chief Financial Officer	2018	440,000	—	524,480	1,706,686	—	21,179	2,692,345
	2017	395,000	—	718,200	1,153,478	—	23,780	2,290,458
	2016	375,000	—	612,638	794,299	—	10,727	1,792,664
Cathleen M. Osborn(3) Executive Vice President, General Counsel and Secretary	2018	370,000	—	330,780	837,179	—	21,179	1,559,139
	2017	327,500	—	403,200	582,804	—	23,564	1,337,068
	2016	282,500	—	273,885	603,675	—	10,727	1,170,787
Michael J. Eberhard(4) Executive Vice President and Chief Operating Officer	2018	370,000	—	344,655	837,179	—	21,179	1,573,013
	2017	331,667	—	403,200	582,804	—	24,200	1,341,871
	2016	287,500	—	278,690	327,429	—	10,727	904,436
Nicholas A. Spence(5) Executive Vice President and Chief Development Officer	2018	370,000	—	344,655	837,179	—	21,179	1,573,013
	2017	331,667	—	403,200	582,804	—	24,200	1,341,871
	2016	287,500	—	224,315	327,429	—	10,727	849,971

(1)	Mr. Peterson was appointed as President on May 27, 2015, and Chairman and Chief Executive Officer effective January 1, 2016.
(2)	Mr. Henderson was appointed as Executive Vice President and Chief Financial Officer on August 24, 2015.
(3)
Ms. Osborn was appointed as Vice President and General Counsel on August 31, 2015. Ms. Osborn first became a named executive officer during the year ended December 31, 2016. Ms. Osborn’s title was changed to Executive Vice President, General Counsel and Secretary on May 18, 2018.

(4)
Mr. Eberhard was appointed as Vice President and Chief Operating Officer – Operations on June 22, 2016. Mr. Eberhard first became a named executive officer during the year ended December 31, 2016. Mr. Eberhard’s title was changed to Executive Vice President and Chief Operations officer on May 18, 2018.

(5)
Mr. Spence was appointed as Vice President and Chief Operating Officer – Development on June 22, 2016. Mr. Spence first became a named executive officer during the year ended December 31, 2016. Mr. Spence’s title was changed to Executive Vice President and Chief Development Officer on May 18, 2018.

(6)
“Non-Equity Incentive Plan Compensation” includes amounts paid under the Company’s annual cash-based short-term incentive program. For a description of the 2018 awards, see “Components of Compensation—2018 Short-Term Incentive Compensation and 2018 STI Performance Results”.

(7)
Represents the grant date fair value of stock-based compensation awards, which, for 2016, 2017 and 2018, include RSUs and PSUs.
The 2018 grants are described in “—Components of Compensation—2018 Long-Term Incentive Compensation” and detailed in the “2018 Grants of Plan-Based Awards” table below. The amounts represent the grant date fair value of stock issued for services computed in accordance with ASC 718 on the date of grant. Pursuant to ASC 718, the aggregate grant date fair value of TSR based PSUs is determined by multiplying the target number of shares by a Monte Carlo calculation model. Please see Note 11 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018 for information regarding the principles used to calculate the grant date fair values set forth above. For the goal based PSUs, the grant date fair value is determined by the Company’s closing stock price on the date granted. As the specific terms regarding the vesting of these units is not determined, they are not expensed under ASC 718 until ultimately vested. Assuming that the highest level of performance conditions will be achieved, the grant date fair value of the stock-based compensation awards would be (i) $6,109,697, $5,273,705 and $3,914,321 for Mr. Peterson’s 2018, 2017 and 2016 awards, respectively; (ii) $2,455,028, $1,607,313 and $1,283,372 for Mr. Henderson’s 2018, 2017 and 2016 awards, respectively; (iii) $1,204,267, $812,109 and $975,375 for Ms. Osborn’s 2018, 2017 and 2016 awards, respectively; (iv) $1,204,267, $812,109 and $518,354 for Mr. Eberhard’s 2018, 2017 and 2016 awards, respectively; and (v) $1,204,267, $812,109 and $518,354 for Mr. Spence’s 2018, 2017 and 2016 awards, respectively.

(8)
“All Other Compensation” includes compensation received that we could not properly report in any other column of the table. These amounts represent the Company matching contribution to the Company’s 401(k) Plan, disability insurance premiums, cell phone allowance, parking allowance, and executive physicals.

2018 Grants of Plan-Based Awards

The following table provides information for each of our NEOs regarding STI and LTI awards granted in 2018:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Peterson	1/29/2018	456,250	912,500	1,825,000	—	—	—	—	—
	1/29/2018	—	—	—	129,262	258,523	517,046	—	2,951,339
	1/29/2018	—	—	—	—	—	—	139,205	1,295,999
Mr. Henderson	1/29/2018	220,000	440,000	880,000	—	—	—	—	—
	1/29/2018	—	—	—	51,941	103,881	207,762	—	1,185,922
	1/29/2018	—	—	—	—	—	—	55,936	520,764
Ms. Osborn	1/29/2018	138,750	277,500	555,000	—	—	—	—	—
	1/29/2018	—	—	—	25,479	50,957	101,914	—	581,732
	1/29/2018	—	—	—	—	—	—	27,438	255,448
Mr. Eberhard	1/29/2018	138,750	277,500	555,000	—	—	—	—	—
	1/29/2018	—	—	—	25,479	50,957	101,914	—	581,732
	1/29/2018	—	—	—	—	—	—	27,438	255,448
Mr. Spence	1/29/2018	138,750	277,500	555,000	—	—	—	—	—
	1/29/2018	—	—	—	25,479	50,957	101,914	—	581,732
	1/29/2018	—	—	—	—	—	—	27,438	255,448

(1)
Represents threshold, target and maximum cash awards made to each of the NEOs in January 2018 and payable under the Company’s annual cash-based STI program. For a description of the 2018 awards, see “—Components of Compensation—2018 Short-Term Incentive Compensation.”

(2)
The amounts in this column represent PSU grants made to each of the NEOs that would vest upon the achievement of a threshold, target, and maximum level of performance. The actual number of PSUs that will vest will not be determinable until the close of the applicable three-year vesting period and will depend on our relative TSR performance and achievement of certain other performance goals over that period. See “—Components of Compensation—2018 Long-Term Incentive Compensation” above for additional information about these equity awards.

(3)
The amounts shown reflect RSU grants made to each of the NEOs in January 2018. See “—Components of Compensation—2018 Long-Term Incentive Compensation” above for additional information about these equity awards.

(4)
Represents the grant date fair value of stock issued for services computed in accordance with ASC 718 on the date of grant. Pursuant to ASC 718, the aggregate grant date fair value of TSR based PSUs is determined by multiplying the target number of shares by a Monte Carlo calculation model. Please see Note 11 to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2018 for information regarding the principles used to calculate the grant date fair values set forth above. For the goal based PSUs, the grant date fair value is determined by the Company’s closing stock price on the date granted. As the specific terms regarding the vesting of these units is not determined, they are not expensed under ASC 718 until ultimately vested.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding options, unvested stock bonus shares, unvested RSUs, and unvested PSUs held by our NEOs as of December 31, 2018. Market values for outstanding stock awards are presented as of December 31, 2018 based on the closing price of our common stock on the NYSE American on December 31, 2018 of $4.70, the last trading day during 2018.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Unit or Other Rights That Have Not Vested ($) (1)
Mr. Peterson	5/27/2015(3)	1,400,000	350,000	11.46	5/27/2025	—
	5/27/2015(4)					50,000	235,000
	3/30/2016(6)					30,099	141,465
	2/24/2017(5)					60,046	282,216
	2/24/2017							210,113	987,531
	1/29/2018							258,523	1,215,058
	1/29/2018(14)					139,205	654,264
Mr. Henderson	8/24/2015(7)					15,000	70,500
	12/15/2015(8)	120,000	30,000	10.01	12/15/2025
	3/30/2016(6)					9,868	46,384
	2/24/2017(5)					23,037	108,274
	2/24/2017							80,610	378,867
	1/29/2018							103,881	488,241
	1/29/2018(14)					55,936	262,899
Ms. Osborn	9/1/2015(9)	60,000	40,000	10.34	9/1/2025
	9/1/2015(10)					20,000	94,000
	3/30/2016(6)					7,500	35,250
	2/24/2017(5)					11,640	54,708
	2/24/2017							40,729	191,426
	1/29/2018							50,957	239,498
	1/29/2018(14)					27,438	128,959
Mr. Eberhard	8/12/2015(10)					20,000	94,000
	9/1/2015(11)	60,000	40,000	10.34	9/1/2025
	3/30/2016(6)					5,921	27,829
	2/24/2017(5)					11,640	54,708
	2/24/2017							40,729	191,426
	1/29/2018							50,957	239,498
	1/29/2018(14)					27,438	128,959
Mr. Spence	10/5/2015(12)	60,000	40,000	11.35	10/5/2025
	10/5/2015(13)					20,000	94,000
	3/30/2016(6)					5,921	27,829
	2/24/2017(5)					11,640	54,708
	2/24/2017							40,729	191,426
	1/29/2018							50,957	239,498
	1/29/2018(14)					27,438	128,959
Vesting of the awards noted above is generally subject to continued employment by the recipient during the vesting period following the grant date.

(1)	These amounts were calculated based on $4.70 per share, which was the closing price of the Company’s common stock on December 31, 2018, the last trading day of 2018.
(2)
The amounts in this column represent PSU grants made to each of the NEOs that would vest upon the achievement of a target level of performance. The actual number of PSUs that will vest will not be determinable until the close of the applicable three-year vesting period and will depend on our relative TSR performance and achievement of certain other performance goals over that period. See “—Components of Compensation—2018 Long-Term Incentive Compensation” above for additional information about these equity awards.

(3)	These nonqualified stock options vest in five equal installments beginning on May 27, 2015.
(4)	These stock bonus shares vest in five equal installments beginning on May 27, 2015.
(5)	These RSUs vest in three equal installments beginning on January 1, 2018.
(6) .	These RSUs vest in three equal installments beginning on March 30, 2017
(7)	These stock bonus shares vest in five equal installments beginning on August 24, 2015.
(8)	These nonqualified stock options vest in five equal installments beginning on December 15, 2015.
(9)	These nonqualified stock options vest in five equal installments beginning on September 1, 2016.
(10)	These stock bonus shares vest in five equal installments beginning on September 1, 2016.
(11)	These incentive stock options vest in five equal installments beginning on September 1, 2016.
(12)	These incentive stock options vest in five equal installments beginning on October 5, 2016.
(13)	These stock bonus shares vest in five equal installments beginning on October 5, 2016.
(14)	These RSUs vest in thee equal installments beginning on January 1, 2019.

Option Exercises and Stock Vested

The following table shows information for our NEOs concerning stock options exercised and stock awards vested during the year ended December 31, 2018:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Peterson	—	—	320,812	2,155,787
Mr. Henderson	—	—	105,464	668,612
Ms. Osborn	—	—	75,819	463,819
Mr. Eberhard	—	—	47,233	329,496
Mr. Spence	—	—	47,233	317,096

(1)
For option awards, the value realized is the difference between the fair market value of our common stock at the time of exercise and the exercise price. For stock awards, the value realized is based on the closing price of our common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

As of December 31, 2018, the only NEO who had an employment agreement was Mr. Peterson. The rest of the NEOs are party to severance compensation agreements as explained below.

Employment Agreements

Lynn A. Peterson. Mr. Peterson is party to an employment agreement dated May 27, 2015, as amended December 22, 2016, February 20, 2018 and October 30, 2018, that expires on May 31, 2020. The amendment to Mr. Peterson’s employment agreement dated October 30, 2018 has eliminated “single-trigger” cash severance payable upon a change in control by amending the definition of “constructive termination,” so that cash severance is payable following a change in control only upon a “double-trigger.” The severance benefits Mr. Peterson would receive under the employment agreement under various termination scenarios are summarized below:

	Termination due to Death or Disability	Termination for Cause	Qualifying Termination(1)	Termination due to Change in Control(2)
Cash Severance	All compensation otherwise payable through the end of the month in which termination occurs	—	2 times base salary and 1.5 times most recent annual cash bonus amount, payable in lump sum	3 times base salary and 2 times most recent annual cash bonus amount, payable in lump sum
COBRA Benefits	—	—	Cash payment equal to 18 months of COBRA premiums	Cash payment equal to 24 months of COBRA premiums
Accelerated Vesting	Full vesting of time-based equity awards(3)	—	Full vesting of time-based equity awards	Full vesting of time-based equity awards upon Change in Control, regardless of termination(4)

(1)
“Qualifying Termination” means a termination of Mr. Peterson’s employment by the Company other than for cause or due to his death or disability, or by Mr. Peterson in the event of a “constructive termination,” in each case not in connection with or within 12 months following a change in control (as defined in the employment agreement). Mr. Peterson may terminate his employment in the event of a “constructive termination” upon not less than 30 days’ notice.

(2)	Means a Qualifying Termination on or within 12 months following a change in control.
(3)
Mr. Peterson (or his legal representative) will have the right to exercise any outstanding options for the first to occur of a period of one year or the expiration date of the original term of such grant.

(4)
The expiration date of any options which would expire within 6 months after the constructive termination will be extended to the date that is the earlier to occur of 12 months after the date of the constructive termination or the expiration date of the original term of such grant.

The termination payments described above (other than those payable in connection with a change of control) are subject to Mr. Peterson’s execution of a release agreement reasonably acceptable to the Company and are not payable in the event of a material breach of the employment agreement by Mr. Peterson. Mr. Peterson’s employment agreement contains confidentiality obligations applicable during the term of his employment and thereafter. The employment agreement also contains a non-competition provision which is applicable during the term of the employment agreement and for one year thereafter and restricts Mr. Peterson from being employed by or owning an interest in any company which competes with the Company and from owning an interest in any property located within 50 miles of any property owned or under consideration by the Company, subject to certain exceptions. During his term of employment, the Company agrees to nominate Mr. Peterson for election to the Board.

Severance Compensation Agreements

Each of the NEOs, other than Mr. Peterson, is currently party to a severance compensation agreement. The severance benefits the NEOs other than Mr. Peterson would receive under their severance compensation agreements under various termination scenarios are summarized below:

	Termination due to Death or Disability	Termination for Cause	Qualifying Termination(1)	Termination due to Change in Control(2)
Cash Severance	—	—	Sum of base salary and annual bonus amount for the past year, payable in lump sum	2 times base salary and 1.5 times average annual bonus amount for the past 2 years, payable in lump sum
COBRA Benefits	—	—	12 months of COBRA premiums	18 months of COBRA premiums
Accelerated Vesting	—	—	—	Full vesting of time-based equity awards upon Change in Control, regardless of termination

(1)
“Qualifying Termination” means a termination of an NEO’s employment by the Company other than for cause or due to the NEO’s death or disability, or by the NEO for “good reason” within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to “good reason,” in each case other than in connection with a change in control.

(2)	Means a Qualifying Termination on or within 18 months following a change in control.
The termination payments described above are subject to the executive’s execution of a release agreement, the form of which is attached to the severance agreement, and such payments may be suspended in the event of any breach or suspected breach of the severance agreement by the executive. The severance agreements contain confidentiality obligations applicable during the term of executive’s employment by the Company and thereafter. The severance agreements also contain a non-competition provision which is applicable during the term of the executive’s employment by the Company and for one year thereafter and restricts the executive from being employed by or owning an interest in any company which competes with the Company as further described in the severance agreement. The severance agreements also contain a non-solicitation provision which is applicable during the term of the executive’s employment by the Company and for one year thereafter and restricts the executive from soliciting the Company’s executives to terminate or reduce employment or soliciting the business of any of the Company’s clients or customers.

Estimated Termination and Change in Control Benefits

The following table quantifies the benefits that would have been received by our NEOs had they experienced a termination of employment under various circumstances as of December 31, 2018 under the terms of their employment agreements or severance agreements, as applicable, in effect on such date:

Name	Payment Type	Termination Upon Death or Disability ($)	Termination for Cause ($)	Termination without Cause or for Good Reason (1) ($)	Certain Terminations upon or after a Change of Control (2) ($)
Mr. Peterson	Cash Payment	—	—	3,897,500	5,440,000
	Equity (3)	3,515,534	—	2,641,138	3,188,402
	COBRA	—	—	11,070	14,760
	TOTAL	3,515,534	—	6,549,708	8,643,162

Mr. Henderson	Cash Payment	—	—	1,158,200	1,957,300
	Equity (3)	1,355,165	—	1,009,793	1,223,716
	COBRA	—	—	13,873	20,810
	TOTAL	1,355,165	—	2,181,866	3,201,825

Ms. Osborn	Cash Payment	—	—	773,200	1,344,800
	Equity (3)	743,841	—	572,567	679,362
	COBRA	—	—	7,759	11,639
	TOTAL	743,841	—	1,353,526	2,035,801

Mr. Eberhard	Cash Payment	—	—	773,200	1,344,800
	Equity (3)	736,420	—	565,145	671,940
	COBRA	—	—	6,934	10,401
	TOTAL	736,420	—	1,345,279	2,027,142

Mr. Spence	Cash Payment	—	—	773,200	1,344,800
	Equity (3)	736,420	—	565,145	671,940
	COBRA	—	—	18,325	27,488
	TOTAL	736,420	—	1,356,671	2,044,228

(1)
For Mr. Peterson, the cash amount in this column reflects severance payment pursuant to his employment agreement of two times Mr. Peterson’s annual salary plus one and a half times his most recent bonus (a) if the Company terminates Mr. Peterson’s employment other than for cause or due to his death or disability, or (b) in the event of a “constructive termination”, and in each case not in connection with or within 12 months following a change in control.
For Mr. Henderson, Ms. Osborn, Mr. Eberhard and Mr. Spence, the cash amount in this column reflects severance payment pursuant to their respective severance agreements equal to the executive’s annual salary plus the average annual bonus amount for the last two years (a) if the Company terminates the executive’s employment for any reason other than for cause, death, or disability, or (b) if separation from service is initiated by the executive for good reason within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to good reason, and in each case not in connection with or within 18 months following a change in control.

(2)
For Mr. Peterson, the cash amount in this column reflects a severance payment pursuant to his employment agreement of three times Mr. Peterson’s annual salary plus two times his most recent bonus (a) if the Company terminates Mr. Peterson’s employment other than for cause or due to his death or disability, or (b) in the event of a “constructive termination”, in each case upon or within 12 months following a change in control.
For Mr. Henderson, Ms. Osborn, Mr. Eberhard and Mr. Spence, the cash amount in this column reflects severance payment pursuant to their respective severance agreements of two times the executive’s annual salary plus one-and-a-half times the executive’s average annual bonus amount for the last two years (a) if the Company terminates the executive’s employment for any reason other than for cause, death, or disability, or (b) if separation from service is initiated by the executive for good reason within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to good reason, in each case upon or within 18 months following a change in control.

(3)
Equity amounts are based on the closing price of our common stock on the NYSE American on December 31, 2018 of $4.70, the last trading day during 2018. With respect to PSUs, pursuant to the PSU award agreements, the following vesting scenarios apply based on the various termination events:

a) Upon death or disability, the performance period shall be deemed to have ended and the executive shall earn 100% of the target PSUs at such time.

b)    Upon termination of the executive’s continuous employment by the Company without “cause” or for good reason, (A) executive’s target PSUs will be reduced and upon termination shall be equal to the product of (i) the target PSUs,  multiplied by  (ii) a fraction, (x) the numerator of which is the number of days the executive remained in continuous employment from the start of the performance period through the date of termination, and (y) the total number of days in the performance period, and (B) the target PSUs shall remain outstanding and the executive shall be entitled to receive payment (if any) in respect of such reduced target PSUs at the end of the performance period or upon a change in control as if executive’s employment had not terminated.

c)    Upon a change in control, the performance period shall end as of the date of the change in control, and the executive will vest in the number of PSUs based on (i) the Company’s achievement of certain performance goals set forth by the Compensation Committee as of the date of the change in control, or (ii) the Company’s TSR relative to a selected peer group of companies based on the executive’s target PSUs and the Company’s relative TSR as of the date of the change in control, as applicable, as described in “—Components of Compensation—2018 Long-Term Incentive Compensation” above.

Equity Compensation Plan Information

The following table summarizes information related to our equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)	Weighted-Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)
Equity compensation plans approved by security holders
2015 Equity Incentive Plan	4,626,104(1)	7.49	4,446,904
2011 Non-Qualified Stock Option Plan(2)	2,924,000	10.92	—
2011 Incentive Stock Option Plan(2)	687,500	11.03	—
2011 Stock Bonus Plan(2)	164,800	N/A	—
Equity compensation plans not approved by security holders	—	—	—
Total	8,402,404		4,446,904

(1)
Includes 1,475,118 shares of common stock to be issued pursuant to outstanding RSUs and 2,109,852 shares estimated to be issued based upon outstanding PSUs if the PSUs are assumed to payout at maximum, each as described in “—Components of Compensation—2018 Long-Term Incentive Compensation” above. These shares have been excluded from the weighted average exercise price calculation.

(2)		Plans were terminated upon the adoption of the 2015 Equity Incentive Plan in December 2015.

CEO Pay Ratio Disclosure

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring annual disclosure of the ratio of our median employee’s annual total compensation to the annual total compensation of our CEO and the ratio of those two amounts beginning with the fiscal year starting on January 1, 2017.

To comply with this requirement, we determined that as of December 31, 2018, the 2018 annual total compensation of our median compensated employee, other than our CEO, was $140,046. Our CEO’s annual total compensation for 2018 was $6,088,916. The ratio of these amounts is 43.7 to 1. As discussed above, approximately 87% of the CEO’s total compensation is variable/at-risk, whereas only approximately 12% of the median compensated employee’s total compensation is variable/at-risk, illustrating the differing nature of our pay structures for our CEO and other senior executives and our employee population.

As of December 31, 2018, our total population consisted of 146 employees. To identify the median compensated employee, we used a Consistently Applied Compensation Measure (“CACM”) defined as the aggregation of base salary (including overtime compensation), equity compensation (determined based on the grant date fair market value all awards), bonus payments (expected bonuses to be paid in 2019 for executives and actual bonus paid in 2018 for all other employees), employer retirement contributions, and the value of fringe benefits. When SEC rules permitted, we annualized pay for those individuals not employed for a full year in 2018. We did not exclude any employees from our analysis.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table and footnotes show information as of March 22, 2019 regarding the beneficial ownership of our common stock by:

•	Each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	Each member of the Board and each of our named executive officers; and

•	All members of the Board and our executive officers as a group.

Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name of Beneficial Owner(1)	Number of Common Shares Beneficially Owned		Percentage of Outstanding Common Shares Beneficially Owned (2)
5% or Greater Owners:
BlackRock, Inc.	35,927,741	(3)	14.8%
SailingStone Capital Partners LLC	25,710,046	(4)	10.6%
The Vanguard Group, Inc.	25,150,155	(5)	10.3%
Dimensional Fund Advisors LP	16,318,394	(6)	6.7%
State Street Corporation	13,365,681	(7)	5.5%
Wellington Management Group LLP	12,453,911	(8)	5.1%

Named Executive Officers:
Lynn A. Peterson	1,982,522	(9)	*
James P. Henderson	341,320	(10)	*
Cathleen M. Osborn	155,669	(11)	*
Michael J. Eberhard	203,890	(12)	*
Nicholas A. Spence	206,219	(13)	*

Non-Employee Directors:

Raymond McElhaney	349,817	(14)	*
Jack Aydin	108,824	(14)	*
Daniel E. Kelly	86,615	(14)	*
Paul Korus	58,746	(14)	*
Jennifer Zucker	26,172	(14)	*

All directors and executive officers as a group (10 individuals)	3,519,794	(15)	1.4%

*     Represents less than 1% of the Company’s outstanding shares of common stock.

(1)	Unless otherwise noted, the address of these persons is c/o SRC Energy Inc., 1675 Broadway, Suite 2600, Denver, Colorado 80202.
(2)
For each holder of stock awards or other securities that are currently vested or exercisable or that vest or become exercisable within 60 days of March 22, 2019, we treat the common stock underlying those securities as owned by that holder and as outstanding shares when we calculate that holder’s percentage ownership of our common stock. We do not treat that common stock as outstanding when we calculate the percentage ownership of any other holder.

(3)
Based solely on a review of a Schedule 13G/A filed with the SEC on January 31, 2019, BlackRock, Inc. beneficially owned 35,927,741 shares of our common stock and has sole voting power with respect to 35,364,850 of such shares and sole dispositive power with respect to all of such shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
Based solely on a review of a Schedule 13G filed with the SEC on February 8, 2019, SailingStone Capital Partners LLC beneficially owned 25,710,046 shares of our common stock and has sole voting and sole dispositive power with respect to all such shares. Each of SailingStone Holdings LLC, MacKenzie B. Davis and Kenneth L. Settles Jr. share voting and dispositive power with respect to all such shares. The address of SailingStone Capital Partners LLC is One California Street, 30th Floor, San Francisco, California 94111.

(5)
Based solely on a review of a Schedule 13G filed with the SEC on February 11, 2019, The Vanguard Group, Inc. beneficially owned 25,150,155 shares of our common stock and has sole voting power with respect to 504,058 of such shares and sole dispositive power with respect to 24,640,081 of such shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)
Based solely on a review of a Schedule 13G filed with the SEC on February 8, 2019, Dimensional Fund Advisors LP beneficially owned 16,318,394 shares of our common stock and has sole voting with respect to 15,940,209 of such shares and sole dispositive power with respect to all such shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)
Based solely on a review of a Schedule 13G filed with the SEC on February 11, 2019, State Street Corporation beneficially owned 13,365,681 shares of our common stock and has sole voting and sole dispositive power with respect to none of such shares. Each of SSGA Funds Management, Inc., State Street Global Advisors Limited (UK) and State Street Global Advisors Trust Company share voting power with respect to 12,571,643 such shares and share dispositive power with respect to 13,365,681 such shares. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111.

(8)
Based solely on a review of a Schedule 13G filed with the SEC on February 14, 2019, Wellington Management Group LLP beneficially owned 12,453,911 shares of our common stock and has sole voting and sole dispositive power with respect to none of such shares. Each of Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP share voting power with respect to 3,671,532 such shares and share dispositive power with respect to 12,453,911 such shares. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(9)	Shares beneficially owned include 30,099 shares of common stock subject to RSUs vesting within 60 days of March 22, 2019.
(10)	Shares beneficially owned include 9,869 shares of common stock subject to RSUs vesting within 60 days of March 22, 2019.
(11)	Shares beneficially owned include 7,500 shares of common stock subject to RSUs vesting within 60 days of March 22, 2019.
(12)	Shares beneficially owned include 5,921 shares of common stock subject to RSUs vesting within 60 days of March 22, 2019.
(13)
Shares beneficially owned include 5,921 shares of common stock subject to RSUs vesting within 60 days of March 22, 2019. Shares beneficially owned does not include 2,100 shares of common stock owned by Mr. Spence’s spouse for which he disclaims beneficial ownership.

(14)	Shares beneficially owned include 3,725 shares of common stock subject to RSUs vesting within 60 days of March 22, 2018.

(15)	Shares beneficially owned include 77,935 shares of common stock subject to RSUs issued to executive officers and non-employee directors vesting within 60 days of March 22, 2019.

PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED
ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the books and records of the Company for the fiscal year ending December 31, 2019 and the Company is submitting the appointment of Deloitte & Touche LLP to the shareholders for ratification. If the appointment is not ratified, the Audit Committee will reconsider its selection. In addition, the Audit Committee may elect to appoint a different independent registered public accounting firm for the year ending December 31, 2019 or any other period at any time if it determines that doing so would be in the best interests of the Company and its shareholders, regardless of the outcome of the vote on this proposal. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Fees Paid to Principal Accountants

For the years ended December 31, 2017 and 2018, fees paid or accrued to Deloitte & Touche LLP were:

	Year Ended December 31, 2017	Year Ended December 31, 2018
Audit Fees	$502,500	$572,438
Audit-Related Fees	40,000	0
Tax Fees	0	0
All Other Fees	1,964	0
Total Fees	$544,464	$572,438

“Audit Fees” consist of the aggregate fees billed for professional services rendered for audit procedures performed with regard to our annual consolidated financial statements and the report on management's assessment of internal controls over financial reporting and the effectiveness of our internal controls over financial reporting, including reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including fees related to comfort letters and consents issued in conjunction with our securities offerings and the reviews of our registration statements on Form S-3, Form S-4 and Form S-8. “Audit-Related Fees” consist of the aggregate fees billed for assurance and related services that are related to the performance of the audit or review of the Company's annual consolidated financial statements and are not reported under “Audit Fees.” Audit-Related Fees primarily include amounts billed for consultations concerning financial accounting reporting standards. “All Other Fees” consist of aggregate fees billed for technical accounting subscriptions.

Audit Committee Pre-Approval Policy

The Audit Committee has policies and procedures regarding the pre-approval of audit and non-audit services performed by an outside accountant. The committee is required to pre-approve all engagement letters and fees for all auditing services (including providing comfort letters in connection with securities underwritings) and permissible non-audit services, subject to any exception under Section 10A of the Exchange Act and the rules promulgated thereunder. Pre-approval authority may be delegated in certain circumstances. All of the services described in “Fees Paid to Principal Accountants” were approved by the Audit Committee pursuant to its pre-approval policies as in effect as of the relevant time.

Report of the Audit Committee

Management is responsible for the Company’s internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include monitoring and overseeing these processes.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2018 (the “Audited Financial Statements”) with the Company’s management and Deloitte & Touche LLP. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements of Auditing Standards AU § 380) as adopted by the PCAOB in Rule 3200T, as amended. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526 and has discussed with Deloitte & Touche LLP its independence from the Company. The Audit Committee has discussed with management and Deloitte & Touche LLP such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Audit Committee has recommended that the Board include the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

AUDIT COMMITTEE MEMBERS:

Paul J. Korus
Raymond E. McElhaney
Jack Aydin

Vote Required for Approval

The ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the year ending December 31, 2019 will be approved if the votes cast in favor of the proposal exceed the votes cast against it. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Board Recommendation

The Board recommends that you vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the year ended December 31, 2019.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and holders of more than 10% of the common stock are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. If requested, the Company assists its officers and directors in complying with the reporting requirements of Section 16(a) of the Exchange Act.

Based solely on a review of the reports furnished to the Company or on written representations from reporting persons that all reportable transactions were reported, the Company believes that, during the year ended December 31, 2018, the Company’s officers and directors and owners of more than 10% of the Company’s common stock timely filed all reports they were required to file under Section 16(a) of the Exchange Act, except that on April 3, 2018, each of Messrs. Peterson, Henderson, Eberhard and Spence, Ms. Osborn and Jared Grenzenbach filed a late Form 4 to report the receipt of PSUs and RSUs granted on January 29, 2018. The late Form 4s were subsequently amended on April 16, 2018.

OTHER MATTERS
The Board is not aware of any other matters that are to be presented at the Annual Meeting, and it has not been advised that any other person will present any other matters for consideration at the Annual Meeting. If other matters should properly come before the Annual Meeting, the shareholders present, or the persons, if any, authorized by a valid proxy to vote on their behalf, will vote on such matters in accordance with their judgment.

SHAREHOLDER PROPOSALS
Any proposal that a shareholder wishes to include in the Company’s Proxy Statement for the 2020 annual meeting of shareholders must be received by the Company at its principal office on or prior to November 30, 2019, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be addressed to:

SRC Energy Inc.
Attention: Corporate Secretary
1675 Broadway, Suite 2600
Denver, CO 80202

Advance Notice Procedures Under the Company’s Bylaws

Any proposal or nomination for director that a shareholder wishes to propose for consideration at the 2020 annual meeting of shareholders, but does not seek to include in our proxy statement under applicable SEC rules, must be submitted in accordance with Article II of the Company’s Bylaws, which provides that no business may be brought before an annual meeting of shareholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered advance notice to the Company. The advance notice must contain certain information specified in the Bylaws and be delivered to the Corporate Secretary at the address set forth above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the case of the 2020 annual meeting, the notice must be delivered between January 16, 2020 and February 15, 2020. However, the Bylaws also provide that if the meeting is held more than 30 days before the anniversary of the prior year’s annual meeting or 60 days after such anniversary, notice can generally be given not later than the tenth day following the day on which public announcement of the date of the annual meeting is first made by the Company.

Pursuant to SEC Rule 14a-4(c)(1), if our Corporate Secretary receives any shareholder proposal at the address listed above after February 13, 2020 that is intended to be presented at the 2020 annual meeting of shareholders, the proxies designated by the Board will have discretionary authority to vote on such proposal.

HOUSEHOLDING INFORMATION
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and reduce expenses for companies. Both the Company and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our annual report and proxy statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the cover of this Proxy Statement, to the attention of our corporate secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee.

By Order of the Board of Directors,

/s/ Lynn A. Peterson
Lynn A. Peterson
Chief Executive Officer
March 29, 2019

Appendix A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of (1) ratio of net debt to EBITDA and (2) cash return on average capital employed:

	At December 31, 2018	At December 31, 2017	At December 31, 2016
Total Shareholders’ Equity - (a)	$ 1,586,292	$ 1,308,434	840,739
Notes payable, gross of issuance costs and Revolving credit facility - (b)	745,000	550,000	80,000
Less: Cash and cash equivalents	(49,609)	(48,772)	(18,615)
Net Debt (Non-GAAP) - (c)	695,391	501,228	61,385
Total Capitalization (GAAP) - (a) + (b)	2,331,292	1,858,434	920,739
Total Capitalization (Non-GAAP) - (a) + (c)	2,281,683	1,809,662	902,124
Debt-to-Total Capitalization (GAAP) - (b) / [(a) + (b)]	32%	30%	9%
Net Debt-to-Total Capitalization (Non-GAAP) - (c) / [(a) + (c)]	30%	28%	7%
Average Capitalization (Non-GAAP) - (year end + previous year end) / 2 - (d)	2,045,673	1,355,893	710,068
EBITDA (Non-GAAP) - (e)	487,889	282,564	65,241
Cash return on capital employed - (e) / (d)	23.8%	20.8%	9.2%
Average cash return on capital employed for three-year period	18.0%	15.6%
Total debt (GAAP) to EBITDA - (b) / (e)	1.5	1.9	1.2
Net debt (non-GAAP) to EBITDA - (c) / (e)	1.4	1.8	0.9

A-1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Lynn A. Peterson 02 Jack N. Aydin 03 Daniel E. Kelly 04 Paul J. Korus 05 Raymond E. McElhaney
06 Jennifer S. Zucker

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. To approve a non-binding advisory resolution regarding the compensation of named executive officers ("say-on-pay").	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered accounting firm for the fiscal year ending December 31,2019.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000403068_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement, 10K Wrap are available at www.proxyvote.com

SRC ENERGY INC.
Annual Meeting of Shareholders
May 15, 2019 @ 8:00 A.M.
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lynn A. Peterson and Cathleen M. Osborn, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SRC ENERGY INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 8:00 AM, MDT on May 15, 2019, at The Grand Hyatt, 1750 Welton Street, Denver, Colorado 80202, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations with respect to proposals 1, 2 and 3 and in the discretion of the proxy holders with respect to any other matters properly brought before the meeting.

0000403068_2 R1.0.1.18

Continued and to be signed on reverse side